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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PRINCIPAL FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 1, 2004

Dear Shareholder:

       You are cordially invited to attend the annual meeting of shareholders of Principal Financial Group, Inc., to be held on Tuesday, May 18, 2004, at 9:00 a.m., local time, at 711 High Street, Des Moines, Iowa.

       The notice of annual meeting and proxy statement accompany this letter and provide an outline of the business to be conducted at the meeting. Also, I will report on the progress of the Company during the past year and answer shareholder questions.

       We encourage you to read this proxy statement and vote your shares. You do not need to attend the annual meeting to vote. You may complete, date and sign the enclosed proxy card and return it in the envelope provided, or vote by proxy using the telephone or via the Internet. Thank you for acting promptly.

Sincerely,

J. BARRY GRISWELL
Chairman, President and Chief Executive Officer

PRINCIPAL FINANCIAL GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 18, 2004

       The annual meeting of shareholders of Principal Financial Group, Inc. (the “Company”) will be held at 711 High Street, Des Moines, Iowa, on Tuesday, May 18, 2004, at 9:00 a.m., local time. The purposes of the meeting are to:

1.	Elect four directors, each for a term of three years ending at the annual meeting to be held in 2007 or until their respective successors are elected and qualified;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004;

3.	Approve the Company’s annual incentive plan; and

4.	Act on any other business as may properly come before the meeting.

      Shareholders of record at the close of business on March 19, 2004, are entitled to vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote in one of the following ways:

•	By telephone, by calling the toll-free telephone number shown on the proxy card;

•	Through the Internet, by visiting the website noted on the proxy card; or

•	By completing, signing and promptly returning the enclosed proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors
-s- Joyce N. Hoffman
JOYCE N. HOFFMAN
Senior Vice President and Corporate Secretary

April 1, 2004

i

PROXY STATEMENT

PRINCIPAL FINANCIAL GROUP, INC.

711 HIGH STREET
DES MOINES, IOWA 50392-0100

VOTING PROCEDURES AND SECURITY OWNERSHIP

General Information

      The accompanying proxy is solicited by the Board of Directors of Principal Financial Group, Inc. (the “Company”) in connection with the annual meeting of shareholders of the Company to be held on Tuesday, May 18, 2004, at 9:00 a.m., local time, at 711 High Street, Des Moines, Iowa, and at any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement, the enclosed proxy card and the enclosed Annual Report for 2003 were first sent to shareholders on or about April 1, 2004.

      The Company became a publicly-held company effective October 26, 2001, upon the completion of the conversion of Principal Mutual Holding Company from a mutual insurance holding company to a stock company and the initial public offering of shares of the Company’s common stock (“Common Stock”) under the terms of the Plan of Conversion (the “Plan of Conversion”). This process is sometimes referred to in this proxy statement as the “Demutualization.” The Company is the ultimate parent of Principal Life Insurance Company (“Principal Life”).

Voting Rights

      Only shareholders of record at the close of business on March 19, 2004 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 320,810,848 shares of Common Stock outstanding. Each share outstanding on the Record Date is entitled to one vote on each matter to be voted on at the meeting.

      A plurality of the shares voting is required for the election of directors. Approval of the other matters before the meeting will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voting on the matter. No votes may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of one-third of the outstanding shares as of the Record Date. Proxies marked as abstaining and proxies containing broker non-votes on any matter to be acted upon by shareholders will be treated as present at the meeting for the purpose of determining a quorum but will not be counted as shares voting on such matters. Votes will be tabulated under the supervision of Mellon Investor Services, LLC, which has been designated by the Board of Directors to act as inspector of the election.

Voting of Proxies

      Your proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting and all valid proxies will be voted. Except to the extent that contrary instructions are given by shareholders in the places provided in the proxy, it is the intention of the persons named in the proxy to vote “for” each of the nominees for the Board of Directors, “for” the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors, and “for” the approval of the annual incentive plan. A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting, by a notice in writing delivered to the Corporate Secretary of the Company or by a proxy bearing a later date.

      Subject to the limitations described below, shareholders may vote by proxy as follows: (i) by using a proxy card, (ii) by telephone, or (iii) through the Internet. When voting using any of these methods, as to the election of directors, you may (a) vote for all of the director nominees as a group, (b) vote for all of the director nominees as a group, except those nominees whose names you specify, or (c) withhold your vote from all nominees as a group. As to the other proposals, you may vote “for” or “against” the item or “abstain” from voting. If you properly vote by proxy by any of the methods described herein but do not specify any choices, you will thereby confer authority upon the persons named as proxies to vote your shares in their discretion. A proxy also confers discretionary authority on these individuals to vote your shares on any matter that was not known on the date of this proxy statement but is properly presented at the Annual Meeting, including voting on the election of any substitute nominees selected by the Board of Directors in the event any nominees are unable or decline to serve.

      The expense of proxy solicitation will be borne by the Company. Depending upon the response to the initial solicitation, proxies may be solicited in person or by mail, telephone, electronic mail or facsimile by officers or regular employees of the Company. The Company has also retained Georgeson Shareholder as an agent to assist the solicitation. The Company estimates that the cost of such assistance will be approximately $8,000, plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokers and others for expenses they incur in forwarding proxy materials to you.

Voting by Proxy Card

      Shareholders of record as of the Record Date may vote by proxy by using a proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by the proxy will be voted as you specify on the proxy card.

Voting by Telephone or Through the Internet

      If you are a registered shareholder as of the Record Date (that is, you own shares of Common Stock in your own name and not through a broker, nominee or in some other “street name” capacity), you may, as an alternative to voting by mail, vote via the telephone or Internet (please see the accompanying instructions on how to access the telephone and Internet voting systems). If you hold shares of Common Stock in “street name” as of the Record Date, your broker or other nominee will advise you whether you may vote by telephone or through the Internet as an alternative to voting by mail.

Voting Shares Held in Company Plans

      Shares of Common Stock held in The Principal Select Savings Plans are held of record and are voted by the trustees of the respective plans. Participants in these plans may direct the trustees as to how to vote shares allocated to their accounts. A participant may give voting instructions by completing the voting instruction card, or by following the directions concerning voting instructions by telephone or through the Internet. The trustees of these plans will vote shares as to which they have not received voting instructions as the trustees determine in their sole discretion.

Voting Shares Held in Demutualization Separate Account

      In connection with the Demutualization, the Company issued shares of Common Stock to a separate account which Principal Life established to fund policy credits received as Demutualization compensation by certain qualified employee benefit plans that own group annuity contracts issued by Principal Life. Although these shares are held of record and will be voted by Principal Life, the plans may direct Principal Life how to vote shares allocated to plan accounts. A plan may give voting instructions by completing the voting instruction card that accompanies this proxy statement, or by following the directions concerning voting instructions by telephone or through the Internet. Principal Life will “mirror vote” separate account shares as to which it has not received direction. This means that Principal Life will vote the shares as to which it has not received direction in the same proportion — for, withhold, against or abstain — as the shares in the Demutualization separate account for which it has received instructions.

Stock Held by Brokers, Banks and Nominees

      If you plan to attend the Annual Meeting, please bring evidence of your ownership of Common Stock as of the Record Date, March 19, 2004. A letter from your broker or bank or a photocopy of a current account statement will be accepted as evidence of ownership.

Conduct of the Meeting

      In order to ensure that the Annual Meeting is conducted in an orderly fashion and that shareholders wishing to speak at the meeting have a fair opportunity to speak, we will have certain guidelines and rules for the conduct of the meeting.

      The Board of Directors urges you to exercise your right to vote by returning the enclosed proxy card, by using the telephone or through the Internet.

PROPOSAL ONE — ELECTION OF DIRECTORS

      The Board of Directors of the Company (the “Board”) is divided into three classes. One class is elected each year to hold office for a term of three years. At the Annual Meeting, four directors are to be elected to hold office until the annual meeting of shareholders to be held in the year 2007, “Class III Directors”. All of the nominees are currently directors of the Company. There is no cumulative voting, and the four nominees receiving the most votes will be elected by a plurality. The remaining directors of the Company, whose terms expire in the year 2005 (“Class I Directors”) or the year 2006 (“Class II Directors”), will continue to serve in accordance with their previous election. Victor H. Loewenstein, who has served as a director of the Company since it was formed in 2001 and of Principal Life since 1991, will retire from the Board at the time of the Annual Meeting.

      Unless authority is withheld by the shareholder, it is the intention of the persons named in the enclosed proxy card to vote for the nominees listed and, in the event any nominees are unable or decline to serve, to vote for the balance of the nominees and for any substitutes selected by the Board. The name, age, principal occupation and other information concerning each current director standing for re-election and each nominee are set forth below.

      The Board of Directors recommends that shareholders vote “for” all the nominees.

Nominees for Class III Directors for Terms to Expire in 2007.

David J. Drury, 59

      David J. Drury has been a director of the Company since 2001, and of Principal Life since 1993. Prior to January 2002, he was Chairman of the Company since April 2001, and Chairman of Principal Life since January 2000. Prior to 2000, Mr. Drury was Chairman and Chief Executive Officer of Principal Life from 1995 to 1999. He is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. He is a member of the Executive Committee of the Board. Mr. Drury was named to the Board as a member of management.

C. Daniel Gelatt, 56

      C. Daniel Gelatt has been a director of the Company since 2001, and of Principal Life since 1988. Mr. Gelatt has been President of NMT Corporation, a computer software and microfilm service business, since 1986. He serves as Presiding Director of the Board and as a member of the Executive and Human Resources Committees of the Board. During 2003, Mr. Gelatt was the Chair of the Board Affairs and Governance Committee, which is no longer in existence as of January 1, 2004. The duties of the Board Affairs and Governance Committee were transitioned to the Nominating and Governance Committee and the Human Resources Committee on January 1, 2004. Mr. Gelatt was referred to the Nominating Committee of Principal Life as a director candidate through one of the Company’s insurance agents.

Sandra L. Helton, 54

      Sandra L. Helton has been a director of the Company and Principal Life since 2001. Ms. Helton has been Executive Vice President and Chief Financial Officer of Telephone & Data Systems, Inc., a diversified telecommunications corporation, since 1998. She is a director of Telephone & Data Systems, Covance, Inc., a contract vendor to pharmaceutical companies, and U.S. Cellular Corporation, a wireless telecommunications company. She is a member of the Audit Committee of the Board. Ms. Helton joined the Board as a result of a search by a third party search firm.

Federico F. Peña, 57

      Federico F. Peña has been a director of the Company since 2001, and of Principal Life since 1999. Mr. Peña has been Managing Director of Vestar Capital Partners, an investment firm specializing in management buyouts, recapitalizations and growth capital investments, since 2000. He served as Vestar’s Senior Advisor from 1998-2000. Prior to joining Vestar, Mr. Peña was Secretary of the U.S. Department of Energy from 1996-1998. He is a director of four mutual funds in the Marsico Funds family of mutual funds, Valor Communications, a telecommunications company, and Sonic, Inc., a franchiser of drive-in restaurants. He is a member of the Nominating and Governance Committee of the Board. Mr. Peña joined the Board through a search conducted by Principal Life’s Nominating Committee.

Continuing Class I Directors Whose Terms Expire in 2005

Betsy J. Bernard, 48

      Betsy J. Bernard has been a director of the Company since 2001, and of Principal Life since 1999. Ms. Bernard was President of AT&T from October 2002 until December 2003. Prior to October 2002, she was Chief Executive Officer of AT&T Consumer since April 2001 and Executive Vice President — National Mass Markets of Qwest Communications, formerly US WEST, from July 2000-January 2001. Prior to July 2000, she was Executive Vice President — Retail Markets of US WEST from August 1998-July 2000. Ms. Bernard is a director of United Technologies Corporation, a provider of products and services to the building and aerospace industries. She is the Chair of the Nominating and Governance Committee of the Board. During 2003, Ms. Bernard was a member of the Board Affairs and Governance Committee, which is no longer in existence as of January 1, 2004.

Jocelyn Carter-Miller, 46

      Jocelyn Carter-Miller has been a director of the Company since 2001, and of Principal Life since 1999. Ms. Carter-Miller is currently President of TechEdventures, a firm that develops and manages charter schools and community-based programs. Ms. Carter-Miller was Executive Vice President and Chief Marketing Officer of Office Depot, Inc. from February 2002 until March 2004. Prior to that time, Ms. Carter-Miller was Corporate Vice President and Chief Marketing Officer of Motorola, Inc. from February 1999 until February 2002. She is a member of the Audit Committee of the Board.

Gary E. Costley, 60

      Gary E. Costley has been a director of the Company and Principal Life since 2002. Mr. Costley has been Chairman and Chief Executive Officer of International Multifoods Corporation, a manufacturer and marketer of branded consumer food and foodservice products in North America, since November 2001. He was Chairman, President and Chief Executive Officer of International Multifoods from 1997-2001. He is a director of International Multifoods and Pharmacopeia, Inc., a firm specializing in technology-based products and services that improve and accelerate drug discovery and chemical development. Mr. Costley is a member of the Human Resources Committee of the Board.

William T. Kerr, 62

      William T. Kerr has been a director of the Company since 2001, and of Principal Life since 1995. Mr. Kerr has been Chairman and Chief Executive Officer of Meredith Corporation, a media and marketing company, since January 1998. He is a director of Meredith, Maytag Corporation, a manufacturer of household appliances, and Storage Technology Corporation, a manufacturer of information storage and retrieval devices. Mr. Kerr is Chair of the Human Resources Committee and a member of the Executive Committee of the Board. During 2003, Mr. Kerr was a member of the Board Affairs and Governance Committee, which is no longer in existence as of January 1, 2004.

Continuing Class II Directors Whose Terms Expire in 2006

J. Barry Griswell, 55

      J. Barry Griswell has been Chairman, President and Chief Executive Officer of the Company and Principal Life since 2002, a director of the Company since 2001, and a Principal Life director since 1998. Prior thereto, he had been President and Chief Executive Officer of the Company since April 2001, and President and Chief Executive Officer of Principal Life since January 2000. Prior to January 2000, Mr. Griswell was President of Principal Life from 1998-2000. He is a Chartered Life Underwriter, a Chartered Financial Consultant and a LIMRA Leadership Institute Fellow. He is Chairman of the Board and Chair of the Executive Committee of the Board.

Charles S. Johnson, 66

      Charles S. Johnson has been a director of the Company since 2001, and of Principal Life since 1995. Mr. Johnson is the retired Executive Vice President of E. I. du Pont de Nemours and Company, a chemical company, a position he held in 1999. Prior to his position with DuPont, he was Chairman, President and Chief Executive Officer of Pioneer Hi-Bred International, Inc., an agricultural seed company, from December 1996-1999. Mr. Johnson is a member of the Human Resources Committee of the Board.

Richard L. Keyser, 61

      Richard L. Keyser has been a director of the Company and Principal Life since 2002. Mr. Keyser has served as Chairman and Chief Executive Officer of W.W. Grainger, Inc., an industrial distributor of products used by businesses to maintain, repair and operate their facilities, since 1997. Mr. Keyser is also a director of Rohm and Haas Company, a chemical company. Mr. Keyser is a member of the Nominating and Governance Committee of the Board.

Arjun K. Mathrani, 59

      Arjun K. Mathrani has been a director of the Company and Principal Life since 2003. Mr. Mathrani teaches courses in Finance and Banking at New York University’s Stern School of Business, at St. John’s University, New York, and at Cambridge University’s Judge Institute of Management. In 1998, Mr. Mathrani was the Chief Executive Officer of ING Barings in London. He retired from Chase Manhattan Bank in 1997 where he served as Chief Financial Officer between 1994 and 1997. Between 1991 and 1994, Mr. Mathrani was Chase’s Corporate Treasurer. Mr. Mathrani served in a number of senior international positions with Chase, including Head of Latin American Corporate Banking (1988-1991), Country Manager for Korea (1984-1988), Senior Credit Executive for Latin America (1979-1984), Credit Officer for Brazil and Argentina (1978-1979), and as founder of Chase’s Country Risk Management Program in 1976. He is a member of the Audit Committee of the Board.

Elizabeth E. Tallett, 55

      Elizabeth E. Tallett has been a director of the Company since 2001, and of Principal Life since 1992. Ms. Tallett has been a Principal of Hunter Partners, LLC, which provides management services to developing life sciences companies, since July 2002. She served as Chief Executive Officer of Marshall Pharmaceuticals, Inc., a specialty pharmaceutical company, from November 2000 until January 2003, and as President and Chief Executive Officer of Dioscor Inc., a biopharmaceutical firm, from 1996 until July 2003. Ms. Tallett was President and Chief Executive Officer of Ellard Pharmaceuticals, Inc. and Galenor, Inc., both biopharmaceutical companies, from 1997-2002 and 1999-2000, respectively. She is a director of Coventry Health Care, Inc., a managed health care company, IntegraMed America, Inc., a health services company, Varian, Inc., a supplier of scientific instruments, and Varian Semiconductor Equipment Associates, Inc., a semiconductor equipment company. Ms. Tallett serves as Alternate Presiding Director of the Board and is Chair of the Audit Committee and a member of the Executive Committee. During 2003, Ms. Tallett was a member of the Board Affairs and Governance Committee, which is no longer in existence as of January 1, 2004.

GOVERNANCE OF THE COMPANY

      The business and affairs of the Company are managed under the direction of the Board. The Board implemented a number of new governance procedures and policies, and documented several existing governance practices, in late 2002 and in early 2003 prior to last year’s annual meeting of shareholders. Those changes were prompted in part by requirements in the proposed New York Stock Exchange listing standards and in the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (“SEC”) rules adopted to implement provisions of that Act. Changes were also implemented as a result of decisions made by the Board following a comprehensive corporate governance review in 2002 by the Board Affairs and Governance Committee, the Board’s governance committee that started meeting in 1986. The changes included amendments to the existing written charters of the Audit, Human Resources and Nominating Committees and adoption of a written charter for the Board Affairs and Governance Committee; development of Director Independence Guidelines and review of each director’s situation under those guidelines for a determination of independence or non-independence; a change in the membership of the Board Affairs and Governance Committee so that it would be comprised solely of independent directors, as were the Audit, Human Resources and Nominating Committees; changes to the Policy on Auditor Independence; a review of and changes to the Company’s Statement of Business Practices (the Company’s code of business conduct and ethics); and development of the Company’s Corporate Governance Guidelines. In March 2003 we first posted information relating to the governance of the Company on the Company’s website, at www.principal.com, as part of the Investor Relations pages. The non-management directors held regular executive sessions at each Board meeting in 2003, led by the Presiding Director. We have historically scheduled and continue to schedule the annual meeting of shareholders on the same day as the regular meeting of the Board in the second quarter to enable the directors to attend. In 2003, twelve of the directors attended the annual meeting.

      A number of further refinements and improvements were implemented in 2003 following last year’s annual meeting of shareholders, in addition to continuing some long-standing governance practices that have served the organization well. The Audit, Board Affairs and Governance, Human Resources and Nominating Committees each conducted an annual self-evaluation and made a report to the Board Affairs and Governance Committee on their findings. As it has done since 1987, the Board Affairs and Governance Committee conducted an evaluation of overall Board performance and effectiveness, after soliciting input from each director. The Board Affairs and Governance Committee, which historically has been comprised of the Chairs of each of the Audit, Human Resources and Nominating Committees and the Presiding Director, then met to assimilate and report to the Board on the results of the Committee self-evaluations and the Board’s overall performance evaluation. The Board of Directors discussed these results as part of its annual two-day strategy meeting in August, 2003. One of the major outcomes of this process was the decision to discontinue the Board Affairs and Governance Committee as a separate committee, beginning in 2004. The Board determined that the governance functions performed by the Board Affairs and Governance Committee would be transitioned to the Nominating Committee, which would be renamed the “Nominating and Governance Committee.” The Board also decided that the other primary function of the Board Affairs and Governance Committee since 1989, oversight of the process for annual Chief Executive Officer performance evaluation, should be transitioned to the Human Resources Committee beginning in 2004. Since the 2003 annual meeting of shareholders, the Board committees have periodically reviewed their responsibilities and recommended to the Board that appropriate changes be made to their charters. Each director and officer of the Company earlier this year certified compliance with the Statement of Business Practices, the organization’s code of business conduct and ethics and code of ethics for its principal executive officer, principal financial officer and principal accounting officer under the Sarbanes-Oxley Act.

      Following approval by the SEC of New York Stock Exchange listing standards in November 2003, the Board amended the Director Independence Guidelines it had adopted earlier in the year. The current Director Independence Guidelines are set forth below.

Director Independence

      The Corporate Governance Guidelines adopted by the Board require it to make an annual determination regarding the independence of each of the Company’s directors. The Board has adopted categorical standards consistent with the listing standards of the New York Stock Exchange to assist the Board in making these determinations. In order to be considered independent a director must not:

1. Be an employee of the Company or have been an employee of the Company within the past three years, or have an immediate family member who is an executive officer of the Company or has been an executive officer of the Company within the past three years;

2. Receive, or have an immediate family member who receives, more than $100,000 per year in direct compensation from the Company in the current year or any of the past three years, other than director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3. Be, or in the past three years have been, affiliated with or employed by, or have an immediate family member who is or in the past three years has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

4. Be, or in the past three years have been, or have an immediate family member who is, or in the past three years has been, an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee;

5. Be an executive officer or an employee, or have an immediate family member who is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in the current year or any of the past three years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

6. Be an executive officer of a charitable organization that, within the preceding three years, received contributions from the Company in any fiscal year exceeding the greater of $1 million or 2% of the organization’s consolidated gross revenues.

      Further, in order to be considered independent, members of the Audit Committee must not receive any compensation from the Company, either directly or indirectly, except for compensation received for service as a member of the Board and Board committees.

      For purposes of these guidelines, a director’s “immediate family” includes his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

      The Board made these determinations for each member of the Board in February 2004, in its business judgment, based on an annual evaluation performed by and recommendations made by the Nominating and Governance Committee. To assist in the Board’s determinations, each director completed materials designed to identify any relationships that could affect the director’s independence. On the basis of these materials and the standards described above, the Board has determined that each of Betsy J. Bernard, Jocelyn Carter-Miller, Gary E. Costley, C. Daniel Gelatt, Sandra L. Helton, Charles S. Johnson, William T. Kerr, Richard L. Keyser, Victor H. Loewenstein, Arjun K. Mathrani, Federico F. Peña, and Elizabeth E. Tallett is independent.

      The Board concluded that six of the twelve independent directors had no relationship with the Company other than their relationship as members of the Board. In the case of the other six, the responses to the materials they completed indicated a relationship with one or more companies that provided goods or services to, purchased goods and services from, or had an investment transaction with, the Company. In each case, the Board affirmatively determined that, based on the amount paid for the goods and services as well as the nature of the goods and services provided, or a review of the terms of the investment transactions, as applicable, the relationships were not material either to the Company or to the other companies. Based on the foregoing, the Board has determined that, at the present time, 86% of the Company’s directors are independent.

      The Board held five meetings in 2003, three of which were two-day meetings, and each of the directors then in office attended at least 75% of the aggregate of the meetings of the Board and the committees of the Board of which the director was a member.

      The Committees established by the Board include the following:

Audit Committee

      The Board appoints the members of the Audit Committee after considering the recommendations of the Nominating and Governance Committee. A director may be appointed to or continue to serve on the Audit Committee only if the Board determines, in its business judgment, that the director is “independent” and “financially literate” as provided in applicable New York Stock Exchange listing standards, Section 10A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules promulgated thereunder. In addition, under New York Stock Exchange listing standards, at least one member of the Audit Committee must have accounting or related financial management expertise. The current members of the Audit Committee are Ms. Tallett, Chair, Ms. Carter-Miller, Ms. Helton and Mr. Mathrani. The Board has determined, in its business judgment, that Sandra L. Helton and Arjun K. Mathrani are Audit Committee financial experts as defined by the Sarbanes-Oxley Act and rules promulgated thereunder, and that both, therefore, meet the requirement under the New York Stock Exchange listing standard that at least one member have accounting or related financial management expertise.

      Ms. Tallett currently serves on audit committees for more than three publicly traded companies. The Board has determined that such service does not impair her ability to serve effectively on the Audit Committee.

      The Audit Committee is directly responsible for the appointment, termination, compensation and oversight of the firm of independent certified public accountants it retains to audit the Company’s books and records, and reviews and reports to the Board on the audit and non-audit activities of the independent auditors. The Committee approves all audit engagement fees and must give pre-approval for any non-audit engagement and compensation of the independent auditors consistent with the Company’s Policy on Auditor Independence.

      The Committee meets at least quarterly with financial management, the internal auditor, and the independent auditor of the Company to provide oversight of the financial reporting process and system of internal controls. The Committee reviews audit plans and results and also reviews and reports to the Board on accounting policies and legal and regulatory compliance. The Committee regularly meets alone with each of the internal auditor, primary independent auditor, the Company’s Chief Financial Officer and the Company’s General Counsel. The Committee reviews its charter and evaluates its performance annually. The Committee held ten meetings in 2003, two of which were two-day meetings.

Nominating and Governance Committee

      Effective January 1, 2004, the Board of Directors expanded the role of the Nominating Committee and redesignated it the Nominating and Governance Committee. The Board appoints the members of the Nominating and Governance Committee. A director may be appointed to or continue to serve on the Nominating and Governance Committee only if the Board determines, in its business judgment, that the director is independent as provided in applicable New York Stock Exchange listing standards. The Nominating and Governance Committee develops and recommends to the Board criteria for selecting director candidates and Board committee members, and consistent with criteria approved by the Board, recommends a slate of candidates for election by shareholders at each annual meeting and proposes candidates to fill vacancies on the Board. The Committee also reviews and reports to the Board with respect to the independence of directors, the performance of individual directors, recommendations for Board committee assignments and directors to act as Presiding Director and Alternate Presiding Director, and the content of the Company’s Statement of Business Practices, the Company’s code of business conduct and ethics. The Nominating and Governance Committee also reviews and makes recommendations to the Board regarding compensation of non-employee directors and reimbursement of their expenses and administers the Directors Stock Plan and the Non-Employee Directors Deferred Compensation Plan. The Committee has the sole authority to retain and terminate search firms used to identify director candidates, including approval of search firm fees and other retention terms. Although the Committee has frequently employed an executive search firm to identify qualified candidates for director positions, all of the director candidates for 2004 are currently members of the Board. The Committee reviews and reassesses at least annually the adequacy of the Company’s Corporate Governance Guidelines and recommends proposed changes to the Board for approval, evaluates annually and reports to the Board on the Board’s overall performance and effectiveness and makes recommendations to the Board and Board committees on governance matters. The Committee also oversees the process for the annual self-evaluations of the Audit, Human Resources and Nominating and Governance Committees of the Board. The Committee reviews its charter and evaluates its performance annually. The charter of the Nominating and Governance Committee is posted on the Company’s website at www.principal.com. The current members of the Nominating and Governance Committee are Ms. Bernard, Chair, Mr. Keyser, Mr. Loewenstein and Mr. Peña. Mr. Loewenstein is retiring from the Board at the time of the Annual Meeting of shareholders on May 18, 2004. The Committee held five meetings in 2003.

Communication with the Board of Directors

      Interested parties wishing to contact the Presiding Director of the Company may do so at the Investor Relations section of the Company’s website at www.principal.com, or by writing to the following address: Presiding Director, c/o Joyce N. Hoffman, Senior Vice President and Corporate Secretary, Principal Financial Group, Des Moines, Iowa 50392-0300. All e-mails and letters received by either of these two methods will be categorized and processed by the Corporate Secretary and then forwarded to the Company’s Presiding Director.

Consideration of Shareholder’s Nominees

      The Committee will consider shareholder recommendations for directors sent to the Nominating and Governance Committee, c/o Joyce N. Hoffman, Senior Vice President and Corporate Secretary, Principal Financial Group, 711 High Street, Des Moines, Iowa 50392-0300.

Procedures Regarding Director Candidates Recommended by Shareholders

      The Nominating and Governance Committee will consider candidates recommended for the Board by shareholders of the Company if the recommending shareholder or shareholders follows the procedures set forth in Article I, Section 1.10 of the Company’s By-Laws. A copy of the Company’s By-Laws may be obtained by request addressed to Joyce N. Hoffman, Senior Vice President and Corporate Secretary, Principal Financial Group, 711 High Street, Des Moines, Iowa 50392-0300.

      Pursuant to the Company’s Corporate Governance Guidelines adopted by the Board, the Nominating and Governance Committee is directed to develop the appropriate characteristics, skills and experience for each director position and for the Board as a whole. The Nominating and Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the current make-up of the Board and the needs of the Company at any given point in time. The Committee assesses issues of personal and professional ethics, integrity and values along with expertise that is useful to the Company and complementary to the background and experience of other Board members. It is important that many directors be chief executive officers or retired chief executive officers and have financial management or accounting experience. Diversity of the Board as a whole is a valued objective. The Committee seeks out competencies such as strategic-orientation, results-orientation and comprehensive decision-making. Directors must be willing to devote the required amount of time to prepare for, attend and actively participate in Board and Board Committee meetings and to represent the interests of all shareholders. The Chairman of the Board, the Chair of the Nominating and Governance Committee and at least one other Board member personally interview prospective candidates before the Nominating and Governance Committee recommends them to the Board for action. The Board has a mandatory retirement policy providing that a director’s term shall not extend beyond the annual meeting following the director’s 70th birthday.

      To date, the Nominating and Governance Committee has not adopted a specific formal policy with respect to the consideration of director candidates recommended by shareholders and to date no director candidates have been recommended by shareholders. If a director candidate were to be recommended by a shareholder, the Nominating and Governance Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by the Committee.

Human Resources Committee

      The members of the Human Resources Committee (the Board’s compensation committee) are appointed by the Board after considering the recommendations of the Nominating and Governance Committee. A director may be appointed to or continue to serve on the Human Resources Committee only if the Board determines, in its business judgment, that the director is independent as provided in applicable New York Stock Exchange listing standards, Rule 16b-3 promulgated under the Exchange Act, and Section 162(m) of the Internal Revenue Code. The Human Resources Committee determines and reports to the Board on the compensation for senior officers, including base salaries, incentive compensation and other benefits, acts upon management’s recommendations for salary and supplemental employee compensation policies for all other employees, administers the Company’s Incentive Pay Plan, Long-Term Performance Plan and Stock Incentive Plan, oversees, generally, and acts on management’s recommendations that require director action with respect to all employee pension and welfare benefit plans, and oversees executive management succession planning. The Committee also reviews significant compensation, benefits and general human resources topics that may apply on a broader scale across the Company. The Committee has the sole authority to retain and terminate executive compensation consulting firms to advise the Committee, including approval of consulting fees and other retention terms. The Committee has retained an independent compensation consulting firm to advise it in executive compensation matters. The Committee reviews its charter and evaluates its performance annually. The current members of the Human Resources Committee are Mr. Kerr, Chair, Mr. Gelatt, Mr. Costley and Mr. Johnson. The Committee held five meetings in 2003, two of which were two-day meetings. Beginning in 2004, the Human Resources Committee now has responsibility for conducting the annual and ongoing performance evaluation of the Chief Executive Officer. The annual performance evaluation of the Chief Executive Officer had previously been undertaken by the full Board since 1999, with the Board Affairs and Governance Committee responsible for oversight of the evaluation process and the annual and mid-year discussions of performance with the Chief Executive Officer. The Board Affairs and Governance Committee is no longer in existence as of January 1, 2004.

      Compensation Committee Interlocks and Insider Participation. SEC rules require the Company to disclose its and its affiliates’ purchases of debt securities issued by affiliates of the Company’s directors. Principal Life holds a large investment portfolio, and trades in debt securities on a daily basis. Principal Life’s investment portfolio was valued at over $55 billion as of December 31, 2003, approximately 65% of which consisted of debt securities.

      One of the members of the Human Resources Committee, Mr. Kerr, is the Chairman and Chief Executive Officer of Meredith Corporation (“Meredith”). In March 1999, Principal Life, for itself, and an affiliate of Principal Life, for accounts the affiliate manages, purchased in the ordinary course of business approximately $24 million of an aggregate of $200 million of notes issued by Meredith, in transactions in which an insurance company unaffiliated with the Company was the lead lender. Principal Life and its affiliate purchased the notes on the same terms and conditions as all other investors. These notes pay interest between 6.51% and 6.65%, and mature on March 1, 2005, and March 1, 2006.

      In April 2001, Principal Life, for itself, and an affiliate of Principal Life for accounts it manages, purchased in the ordinary course of business an additional $25 million of an aggregate $100 million of notes issued by Meredith in a transaction in which an insurance company unaffiliated with the Company was the lead lender. These notes were issued in two series: Series A, in which Principal Life purchased $20 million of an aggregate $50 million of notes paying interest at 6.39% and maturing April 9, 2007; and Series B, in which Principal Life and its affiliate purchased $5 million of an aggregate $50 million of notes paying interest at 6.62% and maturing April 9, 2008. Principal Life and its affiliate purchased the notes on the same terms and conditions as all other investors.

      No officer of the Company and no immediate family member of an officer of the Company is a member of the board of directors of Meredith.

Executive Committee

      The members of the Executive Committee are appointed by the Board after considering the recommendations of the Nominating and Governance Committee. The Executive Committee has, during times between Board meetings, all the authority of the Board in the management of the Company’s business, except that the Executive Committee has no authority for any matters as to which the Board has specifically directed otherwise and for certain matters set forth under law and in the By-Laws, including the authority to declare shareholder dividends or other distributions, fill vacancies on the Board or any Committee thereof, and adopt, amend or repeal the By-Laws. In practice, the Executive Committee usually acts only on matters specifically delegated to it by the Board and on matters of a more routine nature, and matters to be acted upon must be approved by the independent members of the Committee. The current members of the Executive Committee are Mr. Griswell, Chair, Mr. Drury, Mr. Gelatt, Mr. Kerr, and Ms. Tallett. The Committee held one meeting in 2003.

Board Affairs and Governance Committee

      The Board took action in 2003 to transition the duties of the Board Affairs and Governance Committee, the Board’s governance committee that began meeting in 1986, to the Nominating and Governance and Human Resources Committees, and to terminate the Board Affairs and Governance Committee effective January 1, 2004. The primary reason for this change was to conform to the more common approach of a combined Nominating and Governance Committee, as described in New York Stock Exchange listing standards that became effective on November 6, 2003.

      The membership of the Board Affairs and Governance Committee, which was in existence in 2003, was established in its charter: the current Presiding Director, Alternate Presiding Director and chairs of each of the Audit, Human Resources and Nominating Committees, if different. A director could be appointed to or continue to serve on the Board Affairs and Governance Committee only if the Board determined that the director was independent as provided in applicable New York Stock Exchange listing standards. Prior to 2004, the Board Affairs and Governance Committee reviewed and reassessed at least annually the adequacy of the Company’s Corporate Governance Guidelines and recommended proposed changes to the Board for approval, evaluated annually and reported to the Board on the Board’s overall performance and effectiveness and made recommendations to the Board and Board committees on governance matters, and had oversight responsibility for evaluation of the Chief Executive Officer by the full Board. The Committee also had oversight responsibility for the annual self-evaluations of the Audit, Human Resources and Nominating Committees of the Board. The Committee reviewed its charter and evaluated its performance in 2003. The members of the Committee during 2003 were Mr. Gelatt, Chair, Ms. Bernard, Mr. Kerr, and Ms. Tallett. The Committee held three meetings in 2003. See “Human Resources Committee” and “Nominating and Governance Committee” for a description of the former duties and responsibilities of the Board Affairs and Governance Committee that have been transitioned to those committees as of January 1, 2004.

COMPENSATION OF DIRECTORS

Directors’ Retainers and Attendance Fees

      The directors’ remuneration was increased by action of the Board during 2003 to reflect increased responsibilities and time commitments on the part of Board members and committee chairs, as well as to maintain the overall competitiveness of the directors’ compensation and to align the interests of directors with those of shareholders.

      Prior to May 19, 2003, directors who were not officers or employees of the Company or its subsidiaries received an annual retainer of $24,000. Non-employee directors who served as chair of a Board committee received an additional $5,000 annual retainer per chair. Non-employee directors were paid an attendance fee of $2,500 for each day of a Board meeting they attended and $1,300 for a Board committee meeting they attended on the day of or day before a Board meeting. The fee for participation in a Board or Board committee meeting held by telephone conference call was $1,000.

      On and after May 19, 2003, directors who are not officers or employees of the Company or its subsidiaries receive an annual retainer of $35,000. Non-employee directors receive an additional $10,000 annual retainer for serving as Chair of the Audit Committee, an additional annual retainer of $7,500 for serving as chair of the Human Resources Committee and an additional annual retainer of $5,000 for serving as chair of any other Board committee. Board meeting and committee meeting attendance fees did not change.

      Non-employee directors may defer the receipt of the payment of all or a portion of their retainer and attendance fees under the Company’s Deferred Compensation Plan for Non-Employee Directors.

Directors Stock Plan

      The purpose of the Directors Stock Plan is to enable the Company to attract, retain and motivate the best qualified non-employee directors and to foster a long-term alignment of interests between such directors and shareholders. As explained below, the Nominating and Governance Committee may from time to time grant options, restricted stock or restricted stock units to non-employee directors. No member of the Nominating and Governance Committee may participate in any decisions with respect to his or her benefits under the plan unless the decision applies generally to all non-employee directors. The Directors Stock Plan provides for certain awards, described below, at each annual meeting. Any director first elected subsequent to an annual meeting will receive the value of stock options and restricted stock units, as described below, prorated based on the amount of time remaining until the next annual meeting (with respect to stock options) and the amount of time remaining in the director’s term (with respect to restricted stock units).

      The Directors Stock Plan was also amended by action of the Board during 2003, to better align with market practice and to provide for awards as a fixed dollar value each year, versus a fixed number of restricted stock units and options. At the close of each annual meeting, each non-employee director then in office receives options to purchase shares of Common Stock, equal to $24,000 in Black-Scholes value at grant. Prior to May 19, 2003, at the close of each annual meeting, non-employee directors then in office received options to purchase 2,000 shares of Common Stock. Option provisions were not amended. The exercise price will not be less than the fair market value of the shares on the date the option is granted. Except as otherwise determined by the Nominating and Governance Committee, options will become exercisable in four approximately equal installments on the third, sixth, ninth, and twelfth month anniversaries of the grant date, unless a director decides not to run for re-election at the end of his or her full term, in which case the options granted become exercisable in four approximately equal installments on the third, sixth, and ninth month anniversaries of the grant date, and on the date that the director’s full term of office expires.

      In addition, each non-employee director receives $75,000 in restricted stock units upon election/re-election to office. Prior to May 19, 2003, upon election/re-election to the Board, directors received 1,500 restricted stock units. Vesting for the restricted stock units did not change. Unless otherwise determined by the Nominating and Governance Committee, the forfeiture restrictions with respect to the restricted stock units will lapse in substantially equal installments from the date of grant to the date of the end of the term of such director’s class, so that portions of each award vest four times per year.

      Subject to the terms and conditions of the plan, the Nominating and Governance Committee may also grant options, restricted stock or restricted stock units to any non-employee director at any time. The maximum number of shares that may be awarded under this plan is 500,000 shares of Common Stock.

Directors Matching Gift Program

      Under the Directors Charitable Matching Gift Program, Principal Life matches the charitable gifts of non-employee directors to eligible section 501(c)(3) organizations up to an annual aggregate limit for each such director of $6,000 per calendar year during a director’s term and for each of the three years following the director’s retirement from the Board. The directors who make personal charitable gifts that Principal Life matches derive no financial benefit since all charitable contribution tax deductions for the Principal Life matching gifts accrue solely to Principal Life.

Directors Stock Ownership

      The Board has established Common Stock ownership guidelines which require that non-employee directors must attain, by the end of the five-year period commencing with the director’s initial receipt of stock options, an ownership position with respect to Common Stock equal to four times the amount of the annual retainer. Common Stock, deferred phantom-stock units under the Company’s Deferred Compensation Plan for Non-Employee Directors and restricted stock units all qualify towards the ownership requirement as it applies to non-employee directors. The non-employee directors’ stock ownership guideline amount increased substantially with the increase in the annual cash retainer during 2003 from $24,000 to $35,000.

Certain Relationships and Related Transactions

      During 2003, Principal Residential Mortgage, Inc., the Company’s mortgage banking subsidiary, extended mortgage loans in the ordinary course of its business to John E. Aschenbrenner and Larry D. Zimpleman, both executive officers of the Company, on terms available to the public generally and in compliance with the Company’s conflict of interest policy. The original amount of Mr. Aschenbrenner’s mortgage was $177,000 with an interest rate of 4.75%; the outstanding balance as of March 10, 2004 was $163,108.94. The original amount of Mr. Zimpleman’s mortgage was $284,600 with an interest rate of 4.5%; the outstanding balance as of March 10, 2004 was $271,172.47.

      During 2002, Principal Residential Mortgage, Inc. extended a mortgage loan in the ordinary course of its business to James P. McCaughan, an executive officer of the Company, on terms available to the public generally and in compliance with the Company’s conflict of interest policy. The original amount of Mr. McCaughan’s mortgage was $120,000, with an interest rate of 5.625%. As of March 10, 2004, the outstanding balance of the loan was $116,450.44.

AUDIT COMMITTEE CHARTER AND REPORT

Audit Committee Charter

      The Audit Committee operates pursuant to a charter approved by the Board which was last amended by the Board on February 24, 2004. A copy of the charter is attached to this proxy statement as Appendix A. The charter sets out the responsibilities, authority and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Committee, as well as the relationship of the Audit Committee to the independent auditors, the internal auditor and management of the Company.

Report of the Audit Committee

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements for the fiscal year ended December 31, 2003, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61 (Communication with Audit Committees). SAS 61, as amended, requires the independent auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) the independent auditors’ responsibility under generally accepted auditing standards, (ii) significant accounting policies, including a discussion of their quality, not just their acceptabil-

ity, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

      The Committee has received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. The Committee has discussed with Ernst & Young LLP its independence and Ernst & Young LLP has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC. The Committee has also approved, subject to shareholder ratification, the reappointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

      As specified in the Audit Committee charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of the Company’s independent auditors and management. In giving our recommendation to the Board, the Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Elizabeth E. Tallett, Chair
Jocelyn Carter-Miller
Sandra L. Helton
Arjun K. Mathrani

PROPOSAL TWO — RATIFICATION OF

APPOINTMENT OF INDEPENDENT AUDITORS

      Subject to shareholder ratification, the Audit Committee has reappointed the firm of Ernst & Young LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2004. The Company or Principal Life have employed this firm and its predecessors in that capacity for many years. Ratification of the appointment of auditors requires the affirmative vote of a majority of the shares represented at the meeting and voting on the matter. If the shareholders do not ratify this appointment, the matter of the appointment of independent auditors will be considered by the Audit Committee.

      The Board of Directors recommends that shareholders vote “for” such ratification.

      Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions relating to the audit of the Company’s 2003 consolidated financial statements.

Audit Fees

      The Company estimates that the aggregate fees billed by its independent auditor in 2003 and 2002 for professional services rendered in connection with (i) the audit of the Company’s annual financial statements set forth in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2003 and 2002,

(ii) the review of the Company’s quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003 and 2002, (iii) accounting consultations on matters addressed during the audit, and (iv) services that the independent auditor normally provides to the Company or its subsidiaries in connection with statutory, registration and regulatory filings, were approximately $3,681,000 and $3,415,000, respectively.

Audit-Related Fees

      The Company estimates that the aggregate fees billed by its independent auditor in 2003 and 2002 for professional services rendered in connection with audit-related services such as financial statement audits of employee benefit plans, accounting consultations or audits in connection with acquisitions or divestitures of businesses, consultations concerning financial accounting standards on matters not addressed during the audit, advisory assistance related to Section 404 of the Sarbanes-Oxley Act, and other attest services not required by statute or regulation, were approximately $1,207,000 and $718,000, respectively.

Tax Fees

      The Company estimates that the fees billed by its independent auditor in 2003 and 2002 for professional services rendered in connection with tax services consisting of tax planning and compliance totaled approximately $125,000 and $1,273,000, respectively. Fees for 2002 consist primarily of non-recurring fees related to foreign tax implications of the Company’s sale of substantially all of the assets of BT Financial Group in 2002 and other special tax planning and compliance projects related to foreign or domestic taxes of non-BT Financial Group entities.

All Other Fees

      The Company estimates that the fees billed by its independent auditor in 2003 and 2002 for all other services not described in the three categories listed immediately above totaled approximately $23,000 and $340,000, respectively. These fees include miscellaneous services such as legal deposition services and assistance with internal audit activities contracted before the enactment of the Sarbanes-Oxley Act of 2002. Effective January 1, 2003, the Audit Committee engaged a service provider other than the independent auditor to assist the Company with its internal audit activities.

      The Audit Committee has adopted a policy on auditor independence that calls for the Committee to preapprove any service the Company’s primary independent auditor proposes to provide to the Company, its majority-owned subsidiaries, employee benefit plans and affiliates. The policy also calls for the Committee to preapprove any audit service any independent auditor proposes to provide to these entities. The purpose of the policy is to assure that the provision of such services does not impair any auditor’s independence. Pursuant to the policy, each quarter Company management presents to the Committee for preapproval a detailed description of each service for which preapproval is sought and a range of fees for each service. The policy accords the Audit Committee Chairperson authority to preapprove changes to any range of fees applicable to services previously approved by the Audit Committee. The Audit Committee Chairperson may also preapprove services and a range of fees for those services that arise between regularly scheduled meetings of the Audit Committee. In considering whether to preapprove the provision of non-audit services by the primary independent auditor, the Audit Committee will consider whether the services are compatible with the maintenance of the primary independent auditor’s independence. The Audit Committee does not delegate its responsibilities to preapprove services performed by an independent auditor to management.

      The Audit Committee did not approve the services described above under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” by utilizing the de minimis exception of SEC Rule 2-01(c)(7)(i)(C).

PROPOSAL THREE — APPROVAL OF ANNUAL INCENTIVE PLAN

      At the 2004 Annual Meeting, shareholders will be asked to vote to adopt the Company’s proposed new annual incentive plan for executives as defined in the plan. The key features of our current annual incentive plan, the “PrinPay Plan,” which has been in existence since 1995 and under which such executives participated in 2003, are described below in Executive Compensation — Incentive Pay Plan. The key features of the new annual incentive plan proposed to be in effect for such executives in 2005 and following years are set out directly below:

      The Board of Directors recommends that shareholders vote “for” approval and adoption of the annual incentive plan.

Summary of the Annual Incentive Plan

      On February 24, 2004, the Board of Directors adopted the Principal Financial Group, Inc. Annual Incentive Plan (the “Annual Incentive Plan”) and recommended that the Annual Incentive Plan be submitted to shareholders for approval at the Annual Meeting. The following summary of the Annual Incentive Plan is qualified in its entirety by reference to the complete text of the Annual Incentive Plan, which is attached to this proxy statement as Appendix B.

Background

      Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) limits the deductibility of certain compensation in excess of $1 million per year paid to “covered employees,” defined as the Company’s Chief Executive Officer and its other four most highly-compensated executive officers. The Annual Incentive Plan is intended to address the limitation on deductibility by providing for compensation that qualifies as “performance-based compensation,” which is not subject to the limitation.

      Compensation paid under the Annual Incentive Plan will qualify as “performance-based compensation” within the meaning of Section 162(m) if:

•	it is payable on account of the attainment of the pre-established, objective performance goal and subject to the limitations on award amounts set forth within the Annual Incentive Plan;

•	the Human Resources Committee (the “Committee”), which is comprised solely of outside directors, approves the maximum individual awards at or near the beginning of each performance period;

•	the Annual Incentive Plan, which sets forth the material terms of the compensation and the performance goal, is disclosed to and approved by shareholders before payment; and

•	the Committee certifies that the performance goal has been satisfied before payment.

The Annual Incentive Plan

      The Annual Incentive Plan will be administered by the Committee. The Annual Incentive Plan establishes objective performance criteria based upon overall Company performance for determining the amount of bonus compensation payable to the executives, each of whom has wide ranging responsibilities implicating the Company’s overall performance.

      The Annual Incentive Plan includes the following features:

•	Incentive Pool: The creation of an incentive pool for any Performance Period in which the executives will be awarded compensation under the Annual Incentive Plan equal to 2% of the Company’s Operating Income.

•	Operating Income for each Performance Period will be the income from continuing operations of the Company before income taxes, minus net realized/unrealized capital gains/(losses), in each case as reported in the Company’s audited consolidated financial statements for the Performance Period, prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

•	Maximum Bonus Award: Prior to the beginning of each Performance Period (or at such later time as may be permitted by applicable provisions of the Code), the Committee will establish for each executive a maximum award, expressed as a percentage of the incentive pool for the Performance Period. The maximum percentage paid to any single executive will not exceed 40% of the incentive pool. The total of the maximum percentages for all executives shall not exceed 100% of the incentive pool.

•	Committee Discretion: The Committee has the right to reduce any or all award bonuses to amounts less than the maximum allocated percentages of the incentive pool or eliminate such award bonuses altogether based on factors determined by the Committee, including but not limited to, performance against budgeted financial goals and the Participant’s personal performance.

      “Performance Period” is the Company’s fiscal year or any other period designated by the Committee with respect to which an award may be granted. Performance Periods may not overlap.

      The Company may pay awards in the form of cash, stock, restricted stock, options or other stock-based or stock-denominated awards or any other form or combination of consideration as the Committee may determine, in its discretion. Equity or equity-based awards may be granted under the terms and conditions of the Principal Financial Group, Inc. Stock Incentive Plan or any future equity compensation plan approved by the shareholders of the Company.

      The Committee may, at any time, terminate or amend the Annual Incentive Plan, provided that any amendment that would require consent of the shareholders of the Company under the Code, New York Stock Exchange listing rules or the Exchange Act or other applicable law will not take effect without the consent of shareholders.

      The Annual Incentive Plan is effective as of January 1, 2005, subject to receipt of shareholder approval.

New Plan Benefits

      Because the Committee may award less than the maximum percentage of the incentive pool, the exact amount of any future benefit that may be allocated to any one executive or group of executives under the Annual Incentive Plan is not presently determinable.

Equity Compensation Plan Information

      In general, the Company has four compensation plans under which its equity securities are authorized for issuance to employees or directors (not including the Company’s tax qualified pension plans): the Principal Financial Group, Inc. Stock Incentive Plan, the Principal Financial Group, Inc. Employee Stock Purchase Plan, the Principal Financial Group, Inc. Long-Term Performance Plan, and the Principal Financial Group, Inc. Directors Stock Plan. The following table shows the number of shares of Common Stock issuable upon exercise of options outstanding at December 31, 2003, the weighted average exercise price of those options, and the number of shares of Common Stock remaining available for future issuance at December 31, 2003, excluding shares issuable upon exercise of outstanding options.

	(a)	(b)	(c)
Number of securities
remaining available
for future issuance
	Number of securities	Weighted-average	under equity
	to be issued upon	exercise price of	compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options, warrants	securities reflected
Plan Category	warrants and rights	and rights	in column (a))

Equity compensation plans approved by the Company’s stockholders(1)	6,220,707 (2)	$25.43 (3)	20,924,496 (4)
Equity compensation plans not approved by the Company’s stockholders	-0-	n/a	-0-

Notes:

Uses 12/31/03 options outstanding

(1)	Each of the four compensation plans under which the Company’s equity securities are authorized for issuance to employees or directors were approved by the Company’s sole stockholder, Principal Mutual Holding Company, prior to the Company’s initial public offering of Common Stock on October 22, 2001. None of the four compensation plans have been approved by the Company’s stockholders subsequent to such date.

(2)	Includes 5,805,203 options outstanding under the Stock Incentive Plan, 77,155 options outstanding under the Directors Stock Plan, 281,492 restricted stock units under the Stock Incentive Plan, 22,505 restricted stock units under the Directors Stock Plan, and 34,352 units deferred in shares of Common Stock under the Long-Term Performance Plan.

(3)	The weighted-average exercise price relates only to outstanding stock options, not to outstanding restricted stock units or units deferred in shares of Common Stock under the Long-Term Performance Plan.

(4)	This number includes 5,542,304 shares remaining for issuance under the Employee Stock Purchase Plan and 15,382,192 shares available for issuance in respect of future awards of stock options, stock appreciation rights, restricted stock, restricted stock units, and/or performance units under the Long-Term Performance Plan, the Stock Incentive Plan and the Directors Stock Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Except as otherwise indicated below, the following table shows, as of March 10, 2004, beneficial ownership of shares of Common Stock by (i) the only shareholder known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all current directors and executive officers as a group. Except as otherwise indicated below, each of the individuals named in the table has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares set forth opposite his or her name.

      Prior to April 29, 2002, due to restrictions contained in the Plan of Conversion, the only shares of Common Stock that directors or executive officers could beneficially own were the shares that they, their spouses or other immediate family members received as policyholders or participants in a pension plan that was an eligible policyholder in connection with the Demutualization.

	Number of Shares	Percent of Common
Name	Beneficially Owned(1)	Stock Outstanding

Northern Trust Corporation(2)	30,717,974	10%
50 South LaSalle Street
Chicago, Illinois 60675
Betsy J. Bernard	6,461	*
Jocelyn Carter-Miller	6,513	*
Gary E. Costley	8,335	*
David J. Drury(3)	74,665	*
C. Daniel Gelatt(4)	128,698	*
Sandra L. Helton	6,969	*
Charles S. Johnson	7,519	*
William T. Kerr	7,080	*
Richard L. Keyser	7,853	*
Victor H. Loewenstein	7,142	*
Arjun K. Mathrani	2,087	*
Federico F. Peña	7,070	*
Elizabeth E. Tallett	8,486	*
John E. Aschenbrenner(3)	75,965	*
Michael T. Daley(3),(5)	17,758	*
Michael H. Gersie	66,607	*
J. Barry Griswell(3)	250,241	*
James P. McCaughan	94,669	*
Larry D. Zimpleman	61,509	*
All directors and executive officers as a group (25 persons)	992,346	*

*	The number of shares represents less than one percent of the number of shares of Common Stock outstanding.

(1)	Includes beneficial ownership of shares which each person named in this table has the right to acquire on or before May 9, 2004 pursuant to previously awarded stock options, restricted stock units in the case of non-employee directors, and performance units that, although scheduled to be paid in shares in more than 60 days, would be paid immediately upon termination of service, as follows: Ms. Bernard, 5,451; Ms. Carter-Miller, 6,343; Mr. Costley, 5,451; Mr. Drury, 31,078; Mr. Gelatt, 6,984; Ms. Helton, 5,451; Mr. Johnson, 6,853; Mr. Kerr, 6,343; Mr. Keyser, 6,853; Mr. Loewenstein, 6,984; Mr. Mathrani, 2,087; Mr. Peña, 5,451; Ms. Tallett, 6,853; Mr. Aschenbrenner, 54,232; Mr. Daley, 14,726; Mr. Gersie, 45,269; Mr. Griswell, 212,224; Mr. McCaughan, 79,669; Mr. Zimpleman, 51,572; and all other executive officers as a group, 103,678.

(2)	The information regarding beneficial ownership by Northern Trust Corporation is based solely on a Schedule 13G filed by it with the SEC on February 13, 2004, which provided information as of December 31, 2003. According to the Schedule 13G, Northern Trust has sole voting power with respect to 3,483,250 shares; shared voting power with respect to 2,068,132 shares; sole investment power with respect to 29,945,871 shares; and shared investment power with respect to 566,437 shares. Northern Trust Investments, Inc., a subsidiary of Northern Trust Corporation, serves as portfolio manager of the Principal Life separate account established in connection with the Demutualization. As of December 31, 2003, the Demutualization separate account held 24,961,704 shares of Common Stock.

(3)	Includes the following shares held in the Demutualization separate account for the benefit of each person indicated, as to which none of such persons has voting power: Mr. Aschenbrenner, 568; Mr. Daley, 32; Mr. Drury, 698; Mr. Gersie, 447; Mr. Griswell, 378; Mr. McCaughan, 0; and Mr. Zimpleman, 515.

(4)	Includes 121,506 shares held by The Gelatt Corporation of which Mr. Gelatt is a controlling shareholder, director and executive officer.

(5)	Mr. Daley left the Company effective January 2, 2004.

      In addition to beneficial ownership of Common Stock, the Company’s directors and executive officers also hold different forms of “stock units” that are not reported in the security ownership table but represent additional financial interests that are subject to the same market risk as Common Stock. These units include shares that may be acquired after May 9, 2004 pursuant to previously awarded stock options and non-transferable accounting-entry units such as restricted stock units and phantom stock units issued pursuant to Company stock-based compensation and benefit plans. The value of such units is the same as the value of the corresponding number of shares of Common Stock.

      See “Compensation of Directors” for a discussion of the restricted stock units granted to non-employee directors under the Directors Stock Plan and the phantom-stock units credited to directors who participate in the Company’s Deferred Compensation Plan for Non-Employee Directors. See “Long-Term Performance Plan” for a discussion of the stock units credited to officers who defer receipt of awards under that plan and “Additional Stock Ownership Plans” for a discussion of other stock-based benefit plans.

      As of March 10, 2004, the directors and executive officers named in the security ownership table hold a pecuniary interest in the following number of units: Ms. Bernard, 1,125; Ms. Carter-Miller, 1,125; Mr. Costley, 4,001; Mr. Drury, 50,573; Mr. Gelatt, 484; Ms. Helton, 484; Mr. Johnson, 4,701; Mr. Kerr, 3,518; Mr. Keyser, 2,407; Mr. Loewenstein, 484; Mr. Mathrani, 4,502; Mr. Peña, 484; Ms. Tallett, 2,407; Mr. Aschenbrenner, 176,268; Mr. Daley, 15,144; Mr. Gersie, 109,892; Mr. Griswell, 694,258; Mr. McCaughan, 170,034; and Mr. Zimpleman, 161,055.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and beneficial owners of more than ten percent of the Common Stock to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. SEC regulations also require such persons to furnish the Company with copies of all such reports.

      Based solely upon its review of the copies of such reports furnished to it, or written representations from the reporting persons that no forms were required to be filed, the Company believes that during fiscal year 2003, all section 16(a) filing requirements were complied with applicable to its directors, officers and greater than ten percent beneficial owners, except as follows. Dividends on shares acquired pursuant to certain Company sponsored equity compensation plans held by the plan custodian were reinvested on one occasion in additional shares of Common Stock. Due to an administrative oversight, the plan custodian failed to report this information to the Company or the affected directors and executive officers. As a result, Ms. Helton, Julia Lawler Johnson, Senior Vice President and Chief Investment Officer, Mary O’Keefe, Senior Vice President and Chief Marketing Officer, Messrs. Aschenbrenner, Gersie, Peña and Zimpleman, Gary Scholten, Senior Vice President and Chief Information Officer, and Norman Sorensen, Senior Vice President — International, each inadvertently failed to file a report of the reinvestment transaction.

EXECUTIVE COMPENSATION

Human Resources Committee Report on Executive Compensation

      This report on executive compensation is submitted by the Human Resources Committee of the Board (the “Committee”). The Board of Directors has affirmatively determined that each director who is a member of the Committee meets (i) the independence requirements of the New York Stock Exchange, (ii) the requirements for a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and (iii) the requirements for an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Board determines, in its business judgment, whether a particular Director satisfies the requirements for membership on the Committee set forth in the Committee’s charter.

      The Committee determines and reports to the Board the total compensation for the Chief Executive Officer (“CEO”) and the other senior officers of the Company, including the other Named Executive Officers. Total compensation includes base salary, annual and long-term incentive compensation, and benefits.

      The Committee is assisted by the Company’s human resources department personnel and by an independent compensation consultant. They provide the Committee with statistical information and advice on current competitive compensation practices and trends in the marketplace, including information derived from compensation surveys published by other independent compensation consultants. For this purpose, the Committee compares the Company’s executive compensation practices to those of a number of other companies, primarily leading life insurance companies and asset management and accumulation companies with which the Company and its businesses compete.

      In making decisions about the CEO’s base salary and annual and long-term incentive opportunities and awards, the Committee takes into account comparative compensation information, the CEO’s performance in light of corporate goals and objectives reviewed and approved by the Committee, the Company’s short and long-term financial performance against its competitors, awards given to the CEO in past years, and such other factors as the Committee deems important. In the case of the other senior officers, the Committee reviews comparative compensation information, and, in making decisions on their base salaries and incentive opportunities and awards, takes into account the CEO’s evaluation of their performance and such other factors as the Committee determines are pertinent.

      In preparation for establishing base salaries and award opportunities under the Company’s annual and long-term incentive plans with respect to 2003 and the three-year performance period commencing in 2003, the Committee asked its compensation consultant to undertake a thorough review and report to the Committee on the competitiveness of the Company’s executive compensation program in comparison to the peer group approved for use by the Committee. In particular, the Committee asked its compensation consultant to provide the Committee with an assessment of the Company’s total compensation program, including each component of the total compensation program, for the Company’s executives and to compare the total program and each component on a pay-for-performance basis. The Committee’s compensation consultant reported to the Committee on the results of its research and findings which took into account the Company’s financial performance on a number of key financial measures over one and three-year periods in comparison to the results for the competitors in the peer group, and total shareholder return since the Company became publicly held.

Compensation Philosophy and Objectives

      The Company’s compensation philosophy is to provide executive compensation programs that are competitive with those offered by comparable companies engaged in similar businesses in the financial services industry, that reward performance, and that will assure that the Company’s executives possess the skills and talents necessary to advance the Company’s goals. The overall objectives of the Company’s compensation philosophy are to:

•	Attract, retain and motivate high-performing executives needed to accomplish the Company’s corporate goals;

•	Target annual and long-term compensation opportunities at the median for those companies with which the Committee compares the Company’s compensation practices as described above;

•	Create a performance-oriented environment in which executives earn rewards based on individual performance and achievement of corporate results, with total compensation significantly increasing or decreasing based on business results and individual performance;

•	Align compensation and benefit offerings with business strategy, key financial goals and competitive market data; and

•	Align the financial interests of the Company’s executives with those of its shareholders through stock-based rewards and by encouraging acquisition and retention of Company stock.

      In line with this philosophy and these objectives, the Company’s total compensation for its senior officers with respect to 2003 was based on the compensation components and practices discussed below.

Compensation Components and Practices

      The key components of total compensation are: (1) base salary; (2) annual incentives; (3) long-term incentives; and (4) benefits. The combination and relative weighting of these components reflect the Committee’s belief that executive compensation should be closely tied to the Company’s performance. The Committee intends that a substantial portion of each executive’s total compensation be at risk under annual and long-term incentive plans using performance measures as the bases for awards. Generally, the greater the responsibility and scope of the executive position within the Company, the greater the amount of total compensation that will be at risk through the use of incentive plans.

(1) Base Salary

      The Committee initially determines senior officer base salaries by evaluating the responsibilities of the position held and the experience and performance of the individual. The Committee compares these salary figures to the competitive base salaries for comparable positions based on statistical data the Committee’s independent compensation consultant provides or reviews. The Committee reviews base salaries for senior officers annually and makes adjustments as appropriate based on individual performance, executive salary trends, market data, internal equity and such other factors as the Committee determines are important.

(2) Annual Incentives

      In 2003 the components of the annual incentive plan (“PrinPay Plan”) approved by the Committee were (1) corporate and individual in the case of the Chief Executive Officer and the senior officers with service unit responsibilities, and (2) corporate, business unit and individual in the case of senior officers with business unit responsibilities. The corporate performance measures the Committee approved for use in the 2003 PrinPay Plan were goals the Committee and the Board established relating to specified levels of achievement with respect to operating earnings, revenues, deposits and customer satisfaction. For 2003, the Committee approved for eligible senior officers, including the Named Executive Officers, target awards at ranges of 40% to 250% of base salary for achieving performance at target and maximum awards of 80% to 500% of base salary for achieving performance above target. The PrinPay Plan permits the Human Resources Committee, in comparing actual performance results to target performance measures, to make adjustments for extraordinary items and events not taken into consideration in establishing the target measures. In approving awards for 2003, the Committee determined that the result obtained for corporate performance should be set at 111% of the target. This determination of corporate performance affected all participants. The extent to which the corporate performance result affected any particular participant depended on the relative weight of the corporate component to the other components applicable to the participant. Subject to the Company’s and applicable business unit performance and the limitations stated in the plan (including, without limitation, the attainment of certain minimum threshold performance objectives), the award earned may be increased or decreased on the basis of the officer’s individual performance. Attainment of individual performance targets varied among the eligible senior officers.

(3) Long-Term Incentives

      Long-Term Performance Plan. The Company’s Long-Term Performance Plan affords eligible executives, including the Named Executive Officers, the opportunity to share in the success of the Company if the Company achieves specified performance objectives over periods of three calendar years. The performance measures the Committee approved for the three-year performance period ending in 2003 were corporate goals the Committee and the Board established relating to specified levels of achievement with respect to operating earnings and return on equity.

      The Long-Term Performance Plan permits the Committee, in comparing actual performance results to target performance measures, to make adjustments for extraordinary items and events not taken into consideration in establishing the target measures. In approving awards for the three-year performance period ended December 31, 2003, the Committee determined that the Company achieved its financial performance goals by achieving 75.2% of target levels of earnings and the year-three return on equity. This determination of financial performance affected all participants. The resulting awards for the Named Executive Officers for the 2001-2003 performance period are shown in the Summary Compensation Table. For the three-year performance period beginning January 1, 2003, the Committee awarded performance units to eligible senior officers as described above based on incentive targets ranging from 19% to 113% of base salary. The awards for the Named Executive Officers for the 2003-2005 performance period are shown in the Long-Term Incentive Plans — Awards In Last Fiscal Year Table and represent incentive targets ranging approximately from 56% to 113% of base salary in 2003. The Committee determined that no further awards will be made under the Long-Term Performance Plan beginning January 1, 2004. Beginning in 2004, all equity-based compensation awards to employees will be granted under the Stock Incentive Plan.

      Stock Incentive Plan. On February 25, 2003, the Committee granted an annual award of non-qualified stock options to each executive officer, including the Named Executive Officers. The options vest ratably over three years beginning on February 25, 2004, expire on February 25, 2013, and have an exercise price of $27.57, the closing price of the Common Stock on the grant date.

      The options granted to the Named Executive Officers in 2003 are shown in the Option/ SAR Grants in Last Fiscal Year Table. The Committee determines the options it will grant eligible senior officers under the plan by considering the percentage of total compensation competitors, as described above, award in the form of options and other forms of equity compensation for comparable positions, and other factors the Committee deems important. Utilizing this information, the Committee sets target award opportunities for equity compensation, expressed as a percentage of base salary. Actual grants may range from 0% to 150% of these targets based on a variety of factors such as individual performance and the importance of retaining the senior officer (“Adjusted Target Award Opportunity”). The Committee administers the plan so that actual grants typically do not exceed the sum of all grants if all grants were made at target. The Committee calculates the actual number of options it will award to a senior officer by dividing the present value of one option, utilizing the Black-Scholes model (but adjusting for the possibility of forfeitures of options), into the Adjusted Target Award Opportunity.

      In 2003, a senior officer’s total stock-based compensation award opportunity was delivered in the form of 75% stock options under the Stock Incentive Plan and 25% stock-based units under the Long-Term Performance Plan. The Human Resources Committee has established the types of equity-based awards to be granted under the Stock Incentive Plan to senior officers, including the Named Executive Officers, beginning in 2004. For 2004, in conjunction with discontinuing any further awards of stock-based units under the Long-Term Performance Plan, the Committee has determined that a limited portion of a senior officer’s total stock-based compensation award should be in the form of restricted stock units rather than in the form of stock options. For the Chief Executive Officer, the President, Global Asset Management, the President, Insurance and Financial Services, the President, Retirement and Investor Services (the “Division Presidents”), and the Executive Vice Presidents, one-quarter of the long-term stock-based compensation award for 2004 was in the form of restricted stock units and three-quarters of the award was in the form of stock options. In 2004, Senior Vice Presidents, received one-half of their long-term stock-based compensation award in the form of options, one-quarter in the form of restricted stock units and one-quarter in either form, according to the election each made.

      In third quarter 2002, the Company began expensing all stock options, retroactive to January 1, 2002, as part of its commitment to providing investors with clear, accurate and timely disclosure.

      Stock Ownership Objectives. The Committee has adopted a policy which provides that certain officers must attain, by the end of the five-year period commencing with the officer’s initial receipt of stock options at the relevant job level, a significant ownership position with respect to Common Stock, measured as a multiple of the officer’s base salary. Common Stock, deferred stock-based unit awards under the Long-Term Performance Plan, interests in Common Stock under the 401(k) Plan, restricted stock units, and phantom-stock units under the supplemental non-qualified defined contribution excess plan all qualify towards this ownership requirement. The required ownership positions as multiples of base salary are as follows: five times for the CEO; three times for Division Presidents and Executive Vice Presidents; two times for Senior Vice Presidents and one times for Vice Presidents.

(4) Benefits

      The Named Executive Officers also participate in the Company’s broad-based employee benefits program that includes a pension program, a savings and investment plan, group health and disability coverage, group life insurance, a discounted employee stock purchase plan and other benefit plans.

CEO Compensation

      With respect to 2003, the Company’s Chairman, President and CEO, J. Barry Griswell, was its most highly compensated officer. The Committee’s determinations with respect to Mr. Griswell’s base salary, annual incentive award under the PrinPay Plan, and awards under the Long-Term Performance Plan and Stock Incentive Plan were based on the considerations discussed below.

      Base Salary. Under his employment agreement with the Company entered into in 2000, Mr. Griswell was initially entitled to an annual base salary of $850,000, subject to periodic increases in accordance with the Company’s compensation practices. In addition to taking into account the Company’s and Mr. Griswell’s performance, the Committee based its determination for Mr. Griswell’s base salary on information received by the Committee from its independent compensation consultant which compared Mr. Griswell’s compensation as the CEO of the Company to the compensation received by other chief executive officers of leading life insurance companies and asset accumulation and management companies with which the Company competes. In 2003, the Committee approved a base salary for Mr. Griswell of $1,000,000.

      Annual Incentive. In determining the 2003 annual incentive award for Mr. Griswell under the PrinPay Plan, the Committee evaluated the performance of the Company and Mr. Griswell. Mr. Griswell’s award opportunity under the plan for achieving target performance in 2003 was set at 125% of his base salary. The Committee set his maximum award for achieving performance above target at 250% of base salary. The corporate performance component of Mr. Griswell’s annual incentive award (which the Committee decided at the start of the plan year should be weighted at 100% for his position) was determined as described below under Executive Compensation — Incentive Pay Plan. Mr. Griswell’s individual performance was determined by the Committee by evaluating his performance in relation to the individual goals to which the Committee and Mr. Griswell had agreed. These individual goals were directed towards achieving quarterly and annual financial goals for operating earnings, return on equity, growth and profitability of key businesses, human resource development and succession planning, and leadership of the organization. The Committee evaluated Mr. Griswell’s performance versus his individual goals established for the year and determined an individual performance factor of 95% of target. As provided in the plan, this individual performance factor was then multiplied by the actual corporate performance factor to arrive at an award of $1,318,125. This award represents 105% of his target award opportunity of 125% of base salary and reflects both the Company-wide adjustment made to the corporate performance component under the PrinPay Plan and the award under that plan in recognition of his individual performance.

      Long-Term Incentives. Mr. Griswell participates in the Long-Term Performance Plan. Based on the relationship of performance results to target levels discussed above, Mr. Griswell received a long-term incentive payment of $996,531.20 relating to the three-year performance period ended December 31, 2003. For the three-year performance period beginning January 1, 2003, Mr. Griswell was awarded performance units based on an incentive target equal to 124% of his base salary for 2003. The Committee reviewed and approved the Company’s financial targets to be achieved over the 2003-2005 performance period under the Long-Term Performance Plan.

      Mr. Griswell participates in the Stock Incentive Plan. In 2003, his total stock option grant equaled 371% of his base salary. Based on the factors described above, Mr. Griswell was awarded 320,555 stock options on February 25, 2003.

      These long-term pay opportunities are intended to put a substantial portion of Mr. Griswell’s total compensation at risk, depending upon his effectiveness in helping the Company achieve its financial and strategic business goals.

Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for annual compensation over $1,000,000 paid to its chief executive officer and four other most highly compensated executive officers. There are exceptions to this deduction limit, including one for certain performance-based compensation. The Committee believes that it is generally in the Company’s best interests to comply with section 162(m). The Committee also believes, however, that there may be circumstances in which the Company’s interests are best served by maintaining flexibility, whether or not compensation is fully deductible under section 162(m).

William T. Kerr, Chair
Gary E. Costley
C. Daniel Gelatt
Charles S. Johnson

Performance Graph

      The following graph sets forth a comparison of cumulative total return for the Common Stock of the Company (“PFG”), the Standard & Poor’s 500 Index (“S&P 500”), and the Standard & Poor’s 500 Financials Index (“S&P 500 Financials”), adjusted to assume the reinvestment of dividends, from October 23, 2001 (the first day of trading of the Common Stock following the Company’s initial public offering) to December 31, 2003. It assumes $100 invested in each of PFG, the S&P 500 and the S&P 500 Financials.

Compensation of Named Executive Officers

      Since the Company’s formation in April 2001, none of its officers or other personnel have received any compensation from the Company. All compensation has been paid to such individuals in their capacities as officers of Principal Life.

      The following table sets forth the compensation paid to the Company’s Chief Executive Officer, the other four most highly compensated executive officers employed as of December 31, 2003, and Mr. Daley, who was not an executive officer as of December 31, 2003 (collectively, the “Named Executive Officers”), for services rendered during the fiscal years ended December 31, 2003, 2002 and 2001:

Summary Compensation Table

						Long Term
		Annual Compensation				Compensation

						Awards	Payouts

						Securities
				Other Annual		Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus(2)	Compensation(3)		Options(#)	Payouts(6)	Compensation(7)

J. Barry Griswell	2003	$1,000,000	$1,318,125	$4,144		320,555	$996,531	$62,429
Chairman, President	2002	982,692	1,080,962	8,178		158,060	605,876	54,852
and CEO(1)	2001	919,231	845,692	4,254			516,963	38,935
John E. Aschenbrenner	2003	$465,385	$359,510	$526		72,290	$336,117	$23,570
President, Insurance	2002	428,462	320,275	1,445		45,205	182,486	19,604
and Financial Services	2001	384,615	225,000	306			237,309	15,435
Michael T. Daley	2003	$444,885	$367,030	$1,193		68,675	$336,117	$479,453 (8)
Executive Vice President	2002	420,769	341,875	0		44,180	199,574	19,491
	2001	387,030	228,928	247,887	(4)		248,103	14,150
Michael H. Gersie	2003	$410,769	$323,481	$0		53,620	$318,886	$20,731
Executive Vice President	2002	393,077	268,275	0		41,095	191,070	18,167
and Chief Financial Officer	2001	367,308	212,488	0			296,636	15,069
James P. McCaughan	2003	$500,000	$1,412,500	$0		80,950	$0	$52,500
President, Global Asset	2002	346,154	1,250,000	24,917	(5)	79,030	0	9,808
Management	2001	0	0	0			0	0
Larry D. Zimpleman	2003	$436,923	$367,015	$1,452		72,530	$219,020	$21,292
President, Retirement	2002	381,539	272,800	894		41,095	113,338	16,603
and Investor Services	2001	300,492	171,881	1,693			99,483	12,607

(1)	The amount attributable to personal travel on corporate aircraft by Mr. Griswell and his family members in 2003 was $16,247. Mr. Griswell is responsible for income taxes on that amount. The Company does not reimburse Mr. Griswell for such taxes.

The Board of Directors has provided that Principal Life will match Mr. Griswell’s personal charitable gifts to institutions of higher learning and eligible section 501(c)(3) organizations. For 2003, the Board provided that Principal Life would match such personal gifts, on a two-to-one basis, up to an annual aggregate limit of $100,000. Mr. Griswell derives no financial benefits from this program since all charitable contribution tax deductions for the Principal Life matching gifts accrue solely to Principal Life.

(2)	The amounts shown for each year represent the incentive compensation awards for that year paid in the following year under the Company’s Incentive Pay Plan.

(3)	Except as otherwise noted, the amounts shown represent amounts reimbursed for the periods shown for payment of taxes with regard to imputed income attributable to spousal business travel.

(4)	The amount shown represents reimbursement of relocation and moving expenses of $143,910, payment of taxes on imputed income attributable to those expenses of $101,585 and payment of taxes on imputed income attributable to spousal business travel of $2,392.

(5)	The amount shown represents reimbursement of relocation and moving expenses of $15,000 and payment of taxes on imputed income attributable to those expenses of $9,917.

(6)	The amounts shown for each year represent the long-term incentive plan awards earned in respect of the performance period ending in such year under the Company’s Long-Term Performance Plan.

(7)	Except as otherwise noted, the amounts shown for each executive officer named above include the total of the Company’s contributions to the 401(k) Plan in which all Company employees are generally eligible to participate, and contributions to the Company’s Excess Plan, a non-qualified supplemental executive retirement plan. For the year ending December 31, 2003, the Company’s contributions to the 401(k) Plan were as follows: Mr. Griswell, $4,500; Mr. Aschenbrenner, $4,500; Mr. Daley, $4,500; Mr. Gersie, $4,500; Mr. McCaughan, $4,500; and Mr. Zimpleman, $6,000. The Company’s contributions to the Excess Plan for that year were as follows: Mr. Griswell, $57,929; Mr. Aschenbrenner, $19,070; Mr. Daley, $19,103; Mr. Gersie, $15,871; Mr. McCaughan, $48,000; and Mr. Zimpleman, $15,292.

(8)	The amount shown includes $449,350 in severance and $6,500 in outplacement services for Mr. Daley, which the Company incurred an obligation to pay in 2003.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants					Grant Date Value

	Number of	Percent of total
	securities	Options/SARs
	underlying	granted to	Exercise or
	Options/SARs	employees in	base price			Grant date
Name	granted(#)	fiscal year(1)	($/Sh)(2)	Expiration date(3)		present value $(4)

J. Barry Griswell, Chairman, President and CEO	320,555	14.5%	$27.57	2/25/2013		$3,407,500
John E. Aschenbrenner, President, Insurance and Financial Services	72,290	3.3%	$27.57	2/25/2013		$768,443
Michael T. Daley, Executive Vice President	68,675	3.1%	$27.57	1/02/2004	(5)	$730,015
Michael H. Gersie, Executive Vice President and Chief Financial Officer	53,620	2.4%	$27.57	2/25/2013		$569,981
James P. McCaughan, President, Global Asset Management	80,950	3.7%	$27.57	2/25/2013		$860,449
Larry D. Zimpleman, President, Retirement and Investor Services	72,530	3.3%	$27.57	2/25/2013		$770,994

(1)	Total options/ SARs granted to employees during the fiscal year were 2,210,665.

(2)	The per-share option exercise price equals the closing price of the Common Stock on the date of grant.

(3)	Options granted to the Named Executive Officers under the Stock Incentive Plan are exercisable for ten years after the date of grant, except in the event of such participant’s death, disability or approved retirement. In the event of a participant’s death, disability or approved retirement, options granted to the participant become immediately exercisable by the participant, or participant’s beneficiary, if applicable, and may be exercised at any time prior to the earlier of the expiration of the remaining term of the option or three years from the date of death or termination of employment, as applicable. The Board amended the Stock Incentive Plan effective January 1, 2004 to provide that upon approved retirement, options may be exercised for up to five years from approved retirement or until the options expire, whichever is shorter.

(4)	The amounts are based on the Black-Scholes option pricing model. Material assumptions incorporated into this model in estimating the value of the options are consistent with those required by Statement of

Financial Accounting Standards No. 123 (Accounting for Stock-Based Compensation) and include the following:

a.	Exercise price based on 100% of the fair market value of the shares on the date of grant.

b.	Expected option term before exercise of six (6) years, which based on market data, represents the typical period that options are held prior to exercise.

c.	Interest rate of 3.15%.

d.	Volatility of 38.6% based on peer group median.

e.	Dividend yield of 0.907%.

(5)	Mr. Daley’s options expired upon his termination as an employee on January 2, 2004.

Aggregated Option/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values

			Number of
			securities
			underlying	Value of unexercised
			unexercised	in-the-money(1)
	Shares acquired		options/SARs at	options/SARs at fiscal
Name	on exercise(#)	Value Realized($)	fiscal year end(#)	year end($)(2)

			Exercisable/	Exercisable/
			unexercisable	unexercisable

J. Barry Griswell, Chairman, President and CEO	0	0	52,686/425,929	$294,515/2,352,093
John E. Aschenbrenner, President, Insurance and Financial Services	0	0	15,068/102,427	$84,230/566,061
Michael T. Daley, Executive Vice President	0	0	14,726/98,129	$82,318/542,360
Michael H. Gersie, Executive Vice President and Chief Financial Officer	0	0	13,698/81,017	$76,572/448,059
James P. McCaughan, President, Global Asset Management	0	0	26,343/133,637	$147,257/739,745
Larry D. Zimpleman, President, Retirement and Investor Services	0	0	13,698/99,927	$76,572/552,064

(1)	“In-the-Money” options are options whose base (or exercise) price was less than the market price of Common Stock at December 31, 2003.

(2)	Assuming a stock price of $33.07 per share, which was the closing price of a share of Common Stock reported for the New York Stock Exchange-Composite Transactions on December 31, 2003.

Incentive Pay Plan

      Under the Company’s Incentive Pay Plan (“PrinPay Plan”) currently in effect, most Company employees are eligible to receive additional, annual compensation for any year if certain performance targets are met and if the Company has achieved threshold performance objectives specified in the PrinPay Plan. Awards are paid by March 15 of the following year. At the beginning of a plan year, target cash award opportunities are established for eligible employees at varying percentages of base salary. The achievement of target awards for a participant is based on meeting target performance measures for the components of the PrinPay Plan applicable to that participant. For the 2003 PrinPay Plan, these components were (1) corporate and individual in the case of the Chief Executive Officer and Executive Vice Presidents and Senior Vice Presidents with service unit responsibilities, (2) corporate, business unit and individual in the case of

Division Presidents, Executive Vice Presidents and Senior Vice Presidents with business unit responsibilities, (3) corporate, business unit and individual or corporate and individual in the case of other senior employees, and (4) corporate and business unit or corporate only in the case of all other participants. The relative weight of each of these components varies for each participant depending on the participant’s level in the Company. The PrinPay Plan provides that corporate performance measures may include, but are not limited to, return on equity, operating earnings, earnings before income taxes, deposits, depreciation and amortization, budget, customer satisfaction and total shareholder return. The Human Resources Committee reviews and approves corporate performance measures for all participants and business unit and individual performance measures for senior officers. The amounts actually paid as awards may be less than, equal to or greater than the target awards initially established depending on the relationship of actual performance results to target performance measures. The PrinPay Plan permits the Human Resources Committee, in comparing actual performance results to target performance measures, to make adjustments for extraordinary items and events not taken into consideration in establishing the target measures. In approving awards for 2003, the Committee determined that the result obtained for corporate performance should be set at 111% of the target for overall corporate performance. This determination of corporate performance affected all participants. The extent to which it affected any particular participant depended on the relative weight of the corporate component to the other components applicable to the participant.

Long-Term Performance Plan

      The Company’s Long-Term Performance Plan affords eligible executives, including the Named Executive Officers, the opportunity to share in the success of the Company if the Company achieves specified performance objectives over periods of three calendar years. The plan provides that, for any three-year performance period, the Human Resources Committee may select the performance objectives it deems appropriate. The plan provides that the Committee may select such objectives as achievement of a designated level of return on equity, operating earnings, earnings before interest, taxes, depreciation and amortization and total shareholder return. At the beginning of each such performance period, the Human Resources Committee awards executives a number of performance units based on incentive opportunity targets established as percentages of base salaries and the beginning values of the units. At the end of each three-year performance period, the number of performance units held by an executive will be adjusted by a performance multiplier. This multiplier is a percentage determined by a matrix the Human Resources Committee establishes at the beginning of each performance period. The matrix establishes the various performance objectives to be achieved and the levels of reward that participating executives will receive if the Company achieves stated levels of performance. The amount payable to each participating executive at the end of each performance period is equal to the product of the number of performance units initially awarded multiplied by (i) the percentage derived from the performance matrix and (ii) the value of such units at the end of the performance period. The value of a performance unit has been determined using a multiple of 10 times the product of the average return on equity for the prior three years and the adjusted consolidated GAAP equity as of the end of the performance period, divided by the number of units available to be granted under the plan. This formula was used to determine the value of performance units at the beginning of the 2001-2003 performance period (and prior performance periods). The units in the 2001-2003 performance period were converted to a valuation based on the price of the Common Stock using the average trading price of the Common Stock during the last 20 trading days in June 2002. The value of performance units is based on the average trading price of the Common Stock during the last 20 trading days in December of each year. Notwithstanding the foregoing, no payments may be made in respect of any performance period if threshold performance objectives established by the Human Resources Committee with respect to such performance period are not satisfied. The Human Resources Committee has determined that, commencing April 29, 2002, payouts under the Long-Term Performance Plan will be made in cash, Common Stock or a combination of cash and Common Stock, as elected by the participant.

      The Long-Term Performance Plan permits the Committee, in comparing actual performance results to target performance measures, to make adjustments for extraordinary items and events not taken into consideration in establishing the target measures. In approving awards for the three-year performance period ended December 31, 2003, the Committee determined that the Company achieved its financial performance goals by achieving 75.2% of target levels of earnings and the year-three return on equity.

      The Human Resources Committee has determined that beginning in 2004, no further awards will be made under the Long-Term Performance Plan. Listed below are the awards granted under the Long-Term Performance Plan in 2003 with respect to the 2003-2005 performance period.

Long-Term Incentive Plans — Awards in Last Fiscal Year

		Performance	Estimated Future Payouts in Units Based on
	Number of	Period Until	Current Formula
	Performance	Maturation
Name	Units(1)	Or Payout	Threshold(#)(2)	Target(#)	Maximum(#)

J. Barry Griswell, Chairman, President and CEO	37,663	12/31/05	7,533	37,663	75,326
John E. Aschenbrenner, President, Insurance and Financial Services	9,343	12/31/05	1,869	9,343	18,686
Michael T. Daley, Executive Vice President	8,876	12/31/05	0	0	0
Michael H. Gersie, Executive Vice President and Chief Financial Officer	6,930	12/31/05	1,386	6,930	13,860
James P. McCaughan, President, Global Asset Management	10,462	12/31/05	2,092	10,462	20,924
Larry D. Zimpleman, President, Retirement & Investor Services	9,374	12/31/05	1,875	9,374	18,748

(1)	The number of performance units granted was determined by reference to the average trading price of the Common Stock during the 20 trading-day period beginning December 3, 2002 and other factors, including salary levels.

(2)	Payouts under the plan will be zero if threshold performance targets are not met. The threshold targets for the 2003-2005 performance period are based upon achievement of prescribed levels of the risk based capital ratio of Principal Life, consolidated GAAP equity, return on equity and operating earnings for the Company.

Additional Stock Ownership Plans

      The Board in 2001 adopted the Company’s Stock Incentive Plan and Employee Stock Purchase Plan which are described below.

      Stock Incentive Plan. Under the Stock Incentive Plan, the Human Resources Committee may from time to time grant to the Company’s senior officers stock options (both nonqualified options and options qualifying as incentive stock options under the Internal Revenue Code), stock appreciation rights (i.e., rights to receive cash or stock based on the appreciation in value of the Common Stock from the date of grant), restricted stock (i.e., awards of Common Stock subject to restrictions on transferability and a risk of forfeiture) and restricted stock units (i.e., contractual rights to receive cash or Common Stock in the future that are the economic equivalent of an award of restricted stock).

      Stock options are granted with an exercise price at least equal to the fair market value of the Common Stock on the date of grant, are generally exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant and continue to be exercisable for up to ten years from the date of grant.

      The maximum number of shares of Common Stock that may be awarded under the Long-Term Performance Plan, the Stock Incentive Plan, the Excess Plan, the Directors Stock Plan, and any new plan awarding shares of Common Stock, in the five years following the completion of the Demutualization, or such longer period as the shares initially authorized for issuance under the Plan remain available for grant, is 6% of the number of shares outstanding immediately following the completion of the Demutualization, unless the shareholders vote to increase the maximum number.

      Employee Stock Purchase Plan. The Company’s Employee Stock Purchase Plan affords virtually all employees of the Company and its subsidiaries the opportunity to buy shares of Common Stock at a discount from the prevailing fair market value. The number of shares of Common Stock issuable pursuant to options under the plan may not exceed 2% of the total number of shares outstanding immediately following completion of the Demutualization unless the shareholders vote to increase the maximum number. Under the plan as currently administered, participating employees are granted options, each with a term of one calendar quarter, to purchase shares of Common Stock. The option exercise price, or the price at which the Common Stock may be purchased, is 85% of the fair market value of the shares as of the date of grant or the date of exercise, whichever is less. Generally, if an employee leaves the Company or one of its subsidiaries for any reason other than death or permanent disability, any outstanding options granted to him or her will terminate and his or her individual account balance will be returned to him or her.

Retirement Plan Information

      Principal Life maintains a qualified defined benefit retirement plan and a nonqualified supplemental pension plan (i.e., a supplemental executive retirement plan for employees, or SERP). Effective January 1, 2002, the Company amended the qualified defined benefit plan to include a cash balance pension formula applicable to all new employees on and after that date. Employees whose service commenced prior to January 1, 2002 will receive, upon retirement, the greater of the traditional benefit formula in effect before that date or the benefit provided by the cash balance formula. The traditional benefit formula is integrated with Social Security using a base benefit of 39.2% and an excess benefit of 61.25%, and was last changed in 1989 (to comply with new legislation). Employees whose service commenced after January 1, 2002 will receive, upon retirement, the benefit provided by the cash balance formula. The cash balance benefit formula provides a hypothetical account balance that increases each year with a pay and interest credit. The amount of the pay credit ranges from 6-21% of the executive’s pay, based upon the executive’s age and service with the company. Pay is the executive’s salary and bonus paid under the PrinPay plan. The interest credit is based on one-year treasury bills, plus 1 percent (minimum 5%).

      The SERP provides for supplemental pension benefit in excess of the benefit and compensation limits imposed by the Internal Revenue Service on qualified plans. The SERP benefit formula for employees hired prior to January 1, 2002 is the greater of:

a) 65% of their average compensation, offset by the benefits received from Social Security and the qualified pension plan; or

b) the traditional pension plan benefit without regard to the Internal Revenue Service compensation and benefit limits, offset by the benefit that can be provided under the qualified plan.

      Average compensation is based on the highest 5 years out of the past 10 years of pay, where pay is based on each executive’s salary and annual bonus under the PrinPay plan. The SERP benefit formula for employees hired after January 1, 2002 is the cash balance benefit without regard to the Internal Revenue Service compensation and benefit limits, offset by the benefit that can be provided under the qualified plan.

      Messrs. Griswell, Aschenbrenner, Daley, Gersie, and Zimpleman were hired prior to January 1, 2002 and are therefore covered by the greater of the traditional benefit formula or the cash balance formula. Mr. McCaughan was hired after January 1, 2002 and receives the cash balance benefit. The compensation amounts with respect to 2003 are shown under the “salary” and “bonus” columns opposite the names of these executives in the Summary Compensation Table above.

      The years of service of each of the named executives for eligibility and benefit purposes as of December 31, 2003, were as follows: Mr. Griswell, 16 years; Mr. Aschenbrenner, 32 years; Mr. Daley, three years; Mr. Gersie, 34 years; Mr. McCaughan, two years; and Mr. Zimpleman, 31 years.

      The table below provides for the estimated maximum annual retirement benefits for employees hired prior to January 1, 2002 that a hypothetical participant would be entitled to receive under the combined retirement plans. This table applies to Messrs. Griswell, Aschenbrenner, Daley, Gersie and Zimpleman (unless they would realize greater benefits under the cash balance formula). These benefits are computed on a straight-life annuity basis, age 65 retirement, reduction of an annual social security benefit of $20,625 (maximum allowed in 2003), and the number of credited years of service and average final compensation equal to the amounts indicated. A participant whose maximum credited years of service exceed 35 years upon retirement at age 65 will be entitled to benefits substantially comparable to the benefits available to a participant whose credited years of service equal 35 years upon retirement at age 65.

Pension Plan Table

Traditional Formula

	Years of Service

Annual Compensation	10	15	20	25	30	35

$700,000	$124,099	$186,149	$248,198	$310,248	$372,298	$434,348
$750,000	$133,385	$200,077	$266,770	$333,462	$400,155	$466,848
$800,000	$142,670	$214,006	$285,341	$356,677	$428,012	$499,348
$850,000	$151,956	$227,934	$303,913	$379,891	$455,869	$531,848
$900,000	$161,242	$241,863	$322,484	$403,105	$483,726	$564,348
$950,000	$170,528	$255,792	$341,056	$426,320	$511,584	$596,848
$1,000,000	$179,813	$269,720	$359,627	$449,534	$539,441	$629,348
$1,100,000	$198,385	$297,577	$396,770	$495,962	$565,155	$694,348
$1,200,000	$216,956	$325,434	$433,913	$542,391	$650,869	$759,348
$1,300,000	$235,528	$353,292	$471,056	$588,820	$706,584	$824,348
$1,400,000	$254,099	$381,149	$508,198	$635,248	$762,298	$889,348
$1,500,000	$272,670	$409,006	$545,341	$681,677	$818,012	$954,348
$1,600,000	$291,242	$436,863	$582,484	$728,105	$873,726	$1,019,348
$1,700,000	$309,813	$464,720	$619,627	$774,534	$929,441	$1,084,348
$1,800,000	$328,385	$492,577	$656,770	$820,962	$985,155	$1,149,348
$1,900,000	$346,956	$520,434	$693,913	$867,391	$1,040,870	$1,214,348
$2,000,000	$365,528	$548,292	$731,056	$913,820	$1,096,584	$1,279,348
$2,100,000	$384,099	$576,149	$768,198	$960,248	$1,152,298	$1,344,348
$2,200,000	$402,670	$604,006	$805,341	$1,006,677	$1,208,013	$1,409,348
$2,300,000	$421,242	$631,863	$842,484	$1,053,106	$1,263,727	$1,474,348
$2,400,000	$439,813	$659,720	$879,627	$1,099,534	$1,319,441	$1,539,348

      The table below provides for the estimated maximum cash balance retirement account for employees hired after January 1, 2002 that a hypothetical participant would be entitled to receive under the retirement plans. This table applies to Mr. McCaughan. These benefits are computed at age 65 with the number of credited years of service and compensation (remaining stable each year to age 65) equal to the amounts indicated.

Pension Plan Table

Cash Balance Formula

	Years of Service

Annual Compensation	10	15	20	25	30	35

$700,000	$1,157,724	$2,002,616	$2,931,344	$4,186,181	$5,434,345	$7,096,955
$750,000	$1,243,992	$2,151,842	$3,149,775	$4,498,117	$5,839,289	$7,680,724
$800,000	$1,330,261	$2,301,068	$3,368,206	$4,810,053	$6,244,232	$8,154,623
$850,000	$1,416,529	$2,450,295	$3,586,637	$5,121,989	$6,649,176	$8,746,012
$900,000	$1,502,798	$2,599,521	$3,805,068	$5,433,925	$7,054,120	$9,212,292
$950,000	$1,589,066	$2,748,747	$4,023,499	$5,745,861	$7,459,064	$9,811,300
$1,000,000	$1,675,335	$2,897,973	$4,241,930	$6,057,797	$7,864,007	$10,269,960
$1,100,000	$1,847,872	$3,196,426	$4,678,792	$6,681,669	$8,673,895	$11,327,629
$1,200,000	$2,020,409	$3,494,878	$5,115,654	$7,305,541	$9,483,782	$12,385,297
$1,300,000	$2,192,946	$3,793,331	$5,552,516	$7,929,413	$10,293,670	$13,442,965
$1,400,000	$2,365,483	$4,091,783	$5,989,378	$8,553,285	$11,103,557	$14,500,634
$1,500,000	$2,538,020	$4,390,236	$6,426,240	$9,177,157	$11,913,445	$15,558,302
$1,600,000	$2,710,557	$4,688,688	$6,863,102	$9,801,029	$12,723,332	$16,615,970
$1,700,000	$2,883,094	$4,987,140	$7,299,963	$10,424,901	$13,533,220	$17,673,639
$1,800,000	$3,055,632	$5,285,593	$7,736,825	$11,048,773	$14,343,107	$18,731,307
$1,900,000	$3,228,169	$5,584,045	$8,173,687	$11,672,645	$15,152,994	$19,788,976
$2,000,000	$3,400,706	$5,808,585	$8,610,549	$12,296,517	$15,962,882	$20,996,820
$2,100,000	$3,416,995	$5,829,375	$8,631,397	$12,323,124	$15,987,579	$22,062,108
$2,200,000	$3,433,284	$5,850,164	$8,652,244	$12,349,731	$16,012,276	$23,127,396
$2,300,000	$3,449,573	$5,870,953	$8,673,091	$12,376,338	$16,036,972	$24,192,684
$2,400,000	$3,465,861	$5,891,742	$8,693,939	$12,402,945	$16,061,669	$25,257,971

      Company assets are set aside in a rabbi trust to provide SERP benefits, but the SERP is considered unfunded and is not subject to the fiduciary requirements of ERISA. The assets of the trust will remain available to other creditors of the Company in the event of insolvency. The executives have no claim to any trust fund assets. Benefits are payable from the trust upon retirement from the Company. The earliest retirement eligible age is 57 with 10 years of service.

Excess Plan

      Principal Life maintains a qualified and nonqualified 401(k) retirement plan. The qualified 401(k) plan allows for 1-15% deferral of base compensation and 1-100% of PrinPay, up to the deferral and compensation limits imposed by the Internal Revenue Service on qualified plans. Principal Life provides matching contributions, in cash, of 50% of deferrals, with a maximum deferral of 6% being matched. Twenty-one investment options (consisting of Principal Life Insurance Company separate accounts, as well as the Company’s Common Stock) are available in which plan participants can direct their investments. Distributions from the plan are allowed at various occurrences, including termination of employment (applicable IRS early withdrawal penalties may apply), death, disability, and retirement; in the event of a financial hardship; and on or after age 59 1/2 with five years of service.

      The nonqualified 401(k) retirement plan (referred to as the Excess Plan) provides for additional deferral of compensation in excess of the deferral and compensation limits imposed by the Internal Revenue Service on qualified plans. The Excess Plan allows for 1-15% deferral of base compensation and 1-100% of PrinPay, without regard to the deferral and compensation limits imposed by the Internal Revenue Service on qualified plans. The company provides matching contributions, in cash, of 50% of deferrals, with a maximum deferral of 6% being matched. Seventeen investment options (consisting of Principal Investors Funds mutual funds, and an option tracking the performance of the Common Stock) are available in which plan participants can direct their investments. Distributions from the plan are allowed at various occurrences, including termination of employment, death, disability, and retirement; in the event of an unforeseeable emergency; and for any other reason with a 10% penalty.

      Assets are set aside in a rabbi trust to provide the Excess Plan account values, but the Excess Plan is considered unfunded and is not subject to the fiduciary requirements of ERISA. The assets of the trust will remain available to general creditors of Principal Life in the event of insolvency. The executives have no claim to any trust fund assets.

Employment Agreements

      From May 19, 2000 through March 31, 2004, the Company had an employment agreement with J. Barry Griswell, the Company’s President and Chief Executive Officer, for a three-year period from the date the agreement was entered, with provision for automatic extension. Under this agreement, Mr. Griswell’s annual salary was originally established at $850,000 but was periodically adjusted in accordance with the Company’s regular policy, and Mr. Griswell participated in the Company’s annual and long-term incentive compensation plans and qualified and non-qualified savings and retirement plans. The employment agreement also provided for certain severance benefits in the event his employment was terminated under certain circumstances.

      The Company has entered into a new employment agreement dated April 1, 2004 with J. Barry Griswell pursuant to which Mr. Griswell will continue in his capacity as the Company’s Chairman, President and Chief Executive Officer for an employment term of three years from such date. This three-year term will automatically be extended for additional two-year terms unless either Mr. Griswell or the Company notifies the other of the intention not to extend the agreement. Under this agreement, Mr. Griswell’s annual salary was established at $1,000,000, but it will be periodically adjusted in accordance with the Company’s regular policy, and Mr. Griswell participates in the Company’s annual and long-term incentive compensation plans and qualified and non-qualified savings and retirement plans.

      The new employment agreement provides that Mr. Griswell will be entitled to certain severance benefits in the event that his employment terminates under certain circumstances. These benefits are substantially similar to the severance benefits to which Mr. Griswell would be entitled pursuant to the “change of control” agreement described below.

      On March 14, 2002, the Company agreed to hire James P. McCaughan as Executive Vice President and Global Head of Asset Management of Principal Life. Mr. McCaughan’s base salary was established at $500,000. Mr. McCaughan also received reimbursement of certain relocation and moving costs. Mr. McCaughan participates in the Company’s annual and long-term incentive compensation plans and qualified and non-qualified savings and retirement plans. Mr. McCaughan’s target award opportunities under PrinPay, the Long-Term Performance Plan and the Stock Incentive Plan are set at 250%, 50% and 200% of his base salary, respectively. Mr. McCaughan’s incentive compensation awards under the PrinPay, Long-Term Performance and Stock Incentive Plans are guaranteed at 100% of all relevant targets for 2002, and at 80% of all relevant targets for 2003. Mr. McCaughan was treated as though he had been employed for the full 2002 calendar year with regard to the determination of his bonus under these plans.

      Should Mr. McCaughan’s employment have been terminated prior to March 31, 2004, without “cause,” as that term is defined in the change of control agreement described below, the Company agreed to pay him the base salary and PrinPay award he would have received through March 31, 2004, had his employment not been terminated. If he is terminated after March 31, 2004 without cause, the Company has agreed to pay him one year’s base compensation, and one year’s PrinPay award at 100% of all relevant targets, and any other accrued entitlements in accordance with the terms of the relevant plan.

      On April 26, 2000, the Company hired Michael T. Daley as Executive Vice President of Principal Life. Mr. Daley’s base salary was established at $350,000, subject to periodic increases in accordance with the

Company’s compensation practices. Mr. Daley, who had been the head of our consolidated distribution function, left the organization as part of a reorganization which aligned our distribution arms with the business units they serve. Mr. Daley participated in the Company’s annual and long-term incentive compensation plans and qualified and non-qualified savings and retirement plans. Mr. Daley received $449,350 in severance and $6,500 in outplacement services upon his termination.

      Mr. Daley was treated as though he had been employed in 1998, 1999 and for the full 2000 calendar year with regard to the Company’s Long-Term Performance Plan. In 2001 and 2002, therefore, he received bonuses under that plan with respect to the 1998-2000 and 1999-2001 performance periods equivalent to what he would have received had he been employed in 1998, 1999 and the full 2000 calendar year. He also received reimbursement of certain relocation costs.

      The Company has entered into “change of control” employment agreements with Mr. Griswell and each of the other Named Executive Officers. The purpose of these agreements is to assure the covered executive that, following a “change of control” (as defined in the agreements and as set forth below) or related events, he will receive substantially comparable compensation and benefits and have substantially comparable terms and conditions of employment as those he enjoyed prior to the occurrence of such event. To that end, in the event of a change of control, these agreements:

•	mandate that the executive receive specified levels of salary, incentive compensation and benefits for a period of not less than two years following the occurrence of a change of control;

•	provide for the immediate vesting of all options and shares of restricted stock and restricted stock units then held by each executive, unless, in the case of a merger or similar acquisition, the applicable acquisition agreement provides that the options are to be assumed by the acquirer, in which case only the restricted stock and restricted stock units will vest;

•	provide for a payment to be made to each executive, within 10 days of a change of control, of a pro rata portion of any annual bonus and/or long-term incentive award then outstanding, in respect of the applicable periods prior to the change of control;

•	provide that, within 10 days of a change of control, the outstanding account balances for each executive under any non-qualified deferral or supplemental benefits program, whether vested or unvested, will vest and be paid; and

•	assure each executive of receiving a specified level of termination benefits in the event that his employment is terminated without “cause” or by the executive voluntarily for “good reason.”

      For this purpose, “good reason” means adverse changes in the terms and conditions of the executive’s employment, including:

•	any failure to pay the executive’s base salary or any required increase in salary;

•	any failure to pay the executive’s annual bonus or any reduction in the executive’s annual bonus opportunity;

•	any material adverse change in the executive’s position (including offices, titles or reporting requirements, but not reporting responsibilities), authority or duties under the agreement; or

•	any material reduction in the executive’s aggregate compensation and benefits or relocation of the executive to any office or location other than the location at which he worked prior to the change of control.

      The benefits to be paid or provided under the agreements upon a qualifying termination include:

•	a lump sum severance benefit equal to three times the sum of the executive’s annual base salary, target annual bonus and annualized target long-term bonus; provided that the annualized target long-term bonus will not be included as part of the severance benefits if the executive’s termination occurs on or after the third anniversary of the date we first make a grant of stock options to a peer executive (and Mr. Griswell’s payment would not include his annualized long-term bonus);

•	the immediate vesting of all stock options and shares of restricted stock or similar awards then held;

•	a pro-rated annual bonus for the year of termination and a pro-rated long-term incentive plan payment for each cycle then in progress, minus, in each case, the amount, if any, paid in respect of such annual or long-term incentive plan at the time of the change of control;

•	the unpaid account balances under any non-qualified deferral or supplemental benefits program, whether vested or unvested;

•	the lump sum value of the additional retirement benefits the executive would have accrued had he become fully vested in all such previously-unvested benefits, accrued three additional years of service and received the lump-sum severance benefits described above, excluding the long-term incentive plan bonuses, as covered compensation during such assumed additional years of service;

•	an additional payment to offset any excise tax imposed under section 4999 of the Internal Revenue Code, but only if the after-tax amount of the additional payment would exceed 10% of the after-tax benefits the executive would receive if the executive’s benefits were limited to an amount such that the payments would not be subject to the excise tax; and

•	the reimbursement for legal fees and other related expenses required to secure, preserve or obtain benefits under the agreements.

      In addition, until the third anniversary of the date of the executive’s termination, the executive shall continue to receive welfare benefits, including medical, prescription, dental, disability, salary continuance, individual life, group life, accidental death and travel accident insurance plans and programs, which are at least as favorable as the most favorable programs at the same costs applicable to peer executives and their families who are actively employed after such termination date.

      Mr. Griswell has agreed that for three years, and the other Named Executive Officers have agreed that for one year, following a termination of employment that results in the executive receiving the severance benefits described above, the executive will not engage or participate in, or become employed by or serve as a director of or consultant to, a competing business; nor will the executive solicit employees or customers, or interfere with the Company’s relationship with its employees or customers.

      For purposes of these agreements, a change of control will mean any one or more of the following events:

•	any person becoming the beneficial owner of 25% or more of the Common Stock;

•	the individuals then serving as members of the Board who were members of the Board as of the date of the agreements cease for any reason to constitute at least a majority of the Board, provided that, for this purpose, any subsequently-appointed or elected member of the Board whose election or nomination for election (unless such election, nomination or appointment was in connection with an actual or threatened proxy contest) was approved by a vote or written consent of at least a majority of the incumbent directors then in office and the directors elected or nominated in a manner consistent with the conditions of this provision shall be treated as an incumbent director; or

•	the consummation of a merger, reorganization, consolidation or similar transaction other than a transaction immediately following which the shareholders of the Company continue to own more than 60% of the voting securities of the surviving corporation or its ultimate parent corporation; or approval by the shareholders of the Company of a plan or agreement for the sale or other disposition of all or substantially all of its consolidated assets or a plan of liquidation.

      However, if specific conditions are met, a reorganization transaction of the type outlined in the third item above may not trigger the full protection otherwise afforded to management under such agreements because the requisite conditions will afford management reasonable protection that there will be a reasonable continuity of the business conditions that existed prior to the occurrence of such event. These conditions are that:

•	immediately following any such transaction, the shareholders of the Company must continue to own more than 40% of the voting securities of the surviving corporation or its ultimate parent corporation;

•	no person is or becomes the beneficial owner of 25% or more of the voting securities of the corporation surviving such reorganization transaction, or its parent;

•	for two years, directors who were in office immediately preceding the reorganization transaction continue to constitute not less than (i) a majority of the Board if, immediately following any such transaction, the shareholders of the Company continue to own more than 50% of the voting securities of the surviving corporation or its ultimate parent corporation or (ii) one member less than a majority of the Board, if immediately following any such transaction, the shareholders of the Company continue to own more than 40% but less than 50% of the voting securities of the surviving corporation or its ultimate parent corporation; and

•	the person who was the chief executive officer of the Company immediately prior to the first to occur of (x) the day prior to the first occurrence of certain events leading to the transaction or (y) the day prior to the effective date of the transaction shall serve as the chief executive officer of the surviving corporation at all times during the period commencing on the effective date and ending on the first anniversary of the effective date.

      If any of the conditions described in the second, third or fourth items above cease to be satisfied, then the full benefit of the protection afforded under such agreements will become operative.

ANNUAL REPORT ON FORM 10-K

      Shareholders may obtain without charge a copy of the Company’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2003, by calling 800-986-3343, select option 4 twice; by downloading the report from the Investor Relations section of the Company’s Internet site at www.principal.com; or by writing to the Company’s Investor Relations Department, Principal Financial Group, 711 High Street, Des Moines, Iowa, 50392-0420, Attention: Amy Wiseman.

OTHER MATTERS

      Management is not aware that any matters other than those set forth herein will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto according to their best judgment in the interests of the Company.

DELIVERY OF DOCUMENTS

Householding of Materials

      Pursuant to a notice sent by the Company to its eligible shareholders in 2002, the Company is sending only one copy of this proxy statement and the Annual Report to those households in which multiple shareholders share the same address unless the Company has received instructions from a shareholder requesting receipt of separate copies of these materials. If you are a shareholder of the Company who shares the same address as other shareholders of the Company and would like to receive a separate copy of this proxy statement or the Annual Report, please call 800-986-3343, select option 4 twice, or write to the Company’s Investor Relations Department, Principal Financial Group, 711 High Street, Des Moines, Iowa, 50392-0420. Indicate which materials you want and the address to which they should be mailed. If you share the same address as multiple shareholders and would like the Company to send only one copy of future proxy statements, information statements and annual reports, please contact Mellon Investor Services, LLC at 866-781-1368, or write to them at P.O. Box 3338, South Hackensack, New Jersey 07606.

Electronic Delivery of Future Annual Meeting Materials

      The Company is offering its shareholders the opportunity to consent to receive future proxy materials and annual reports electronically. Electronic delivery could save the Company a significant portion of the costs associated with printing and mailing annual meeting materials, and the Company hopes that shareholders find this service convenient and useful. You may consent to receive future proxy materials and/or annual reports electronically via e-mail at www.melloninvestor.com/isd. The Company may choose to send one or more items to you in paper form despite your consent to access them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.melloninvestor.com/isd. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic access of the proxy materials and annual report.

SHAREHOLDER PROPOSALS FOR 2005 MEETING

      In order for shareholder proposals for the 2005 annual meeting of shareholders to be eligible for inclusion in the Company’s proxy statement, they must be received by the Company at its principal office in Des Moines, Iowa, no later than December 2, 2004. In addition, all proposals for inclusion in the proxy statement must comply with all of the requirements of SEC Rule 14a-8 under the Exchange Act. In addition, a proposal may not be presented at the 2005 annual meeting and no persons may be nominated for election to the Board at that meeting unless the Company receives notice of the proposal or nomination between January 18, 2005 and February 17, 2005. Your notice should be addressed to Joyce N. Hoffman, Senior Vice President and Corporate Secretary, Principal Financial Group, 711 High Street, Des Moines, Iowa 50392-0300. Your notice must comply with certain other requirements set forth in the Company’s By-Laws, a copy of which may be obtained from the Corporate Secretary of the Company.

April 1, 2004

APPENDIX A
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF PRINCIPAL FINANCIAL GROUP, INC.

      The Audit Committee is appointed by the Board to monitor (1) the integrity of the financial reporting processes and systems of internal accounting and financial controls of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the qualifications and independence of the Company’s primary independent auditor, and (4) the performance of the Company’s internal and primary independent auditors. The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement. It is the responsibility of the Audit Committee to maintain free and open communications between the Audit Committee, independent and internal auditors, management and the Board of Directors.

      The members of the Audit Committee shall meet the composition, independence and financial expertise requirements of the New York Stock Exchange Listing Standards and Section 10A of the Securities Exchange Act of 1934, and the rules promulgated thereunder. The members and the chairperson of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. In the absence of the chairperson, the chairperson of the Board may appoint an acting chairperson of the Audit Committee.

      The Audit Committee shall be directly responsible for the appointment, termination, compensation and oversight of all of the work the Company’s primary independent auditor performs for the Company, whether audit, audit related, tax or other, and have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or primary independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Audit Committee shall meet not less than four times per year and shall make regular reports to the Board addressing such matters as the quality and integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the performance of the independent and internal auditors. Director’s fees (including equity grants) are the only compensation that an Audit Committee member may receive from the Company.

      The Audit Committee shall:

1. Annually evaluate Committee performance and compliance with this Charter. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Publish this Charter at least every three years in accordance with SEC regulations.

2. Review the annual audited and quarterly financial statements with management and the primary independent auditor, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall make a recommendation to the Board as to whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

3. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, it being understood that such discussions may, in the discretion of the Committee, be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made).

4. Receive timely reports from the Company’s primary independent auditor of (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within generally accepted accounting principles for policies and procedures relating to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditors; and (3) other material written communications between the primary independent auditor and management.

5. Review an analysis prepared by management and the primary independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

6. Review with the primary independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

7. In consultation with management, the primary independent auditor and internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8. Review major changes to the Company’s auditing and accounting principles and practices as suggested by the primary independent auditor, internal auditor or management.

9. Review annually the effect of regulatory and accounting initiatives on the Company’s financial statements.

10. Review annually the effect of off-balance sheet structures, if any, on the Company’s financial statements.

11. Appoint the primary independent auditor and approve all audit engagement fees and terms with the primary independent auditor, which firm shall be selected by and is directly accountable to the Audit Committee. The Audit Committee is directly responsible for the oversight of the primary independent auditor.

12. Assure the regular rotation of the lead audit partner, the concurring partner and other audit partners of the primary independent auditor engaged in the annual audit, to the extent required by law.

13. Evaluate the performance of the primary independent auditor and, if so determined by the Audit Committee, replace the primary independent auditor.

14. Pre-approve all engagements and compensation to be paid to the primary independent auditor consistent with the Principal Financial Group, Inc. Policy on Auditor Independence. The pre-approval of engagements may be delegated to a single member of the Audit Committee.

15. Receive periodic written reports from the primary independent auditor delineating all relationships between the auditor and the Company; discuss such reports with the auditor on an annual basis, and if so determined by the Audit Committee, take appropriate action to satisfy itself of the independence of the auditor.

16. At least annually review the independent auditor’s internal quality control procedures; and review any material issues raised by the most recent internal quality control review, or peer review of the firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

17. Review the primary independent auditor’s audit plan and discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

18. Discuss with the primary independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 or other applicable authority relating to the conduct of the audit.

19. Review the appointment, performance and replacement of the senior internal auditing executive.

20. Review the significant issues reported to management prepared by the internal auditing department and management’s responses.

21. Review the budget, plan, changes in plan, activities, organization structure and qualification of the internal audit department, as needed.

22. Obtain reports from management, the Company’s senior internal auditing executive and the primary independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Statement of Business Practices.

23. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

24. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Statement of Business Practices.

25. Review with the Company’s counsel any legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

26. Review the Company’s policies with respect to risk assessment and risk management.

27. Set clear hiring policies for employees or former employees of the primary independent auditor.

28. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

29. Review personal loans the Company has to directors and executive officers.

30. Meet at least annually with the senior internal auditing executive, the primary independent auditor, and management in separate executive sessions.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the primary independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the primary independent auditor or to assure compliance with laws and regulations and the Company’s Statement of Business Practices.

Adopted February 24, 2004

APPENDIX B

PRINCIPAL FINANCIAL GROUP, INC.

ANNUAL INCENTIVE PLAN

SECTION 1

PURPOSE

      The purpose of the Principal Financial Group, Inc. Annual Incentive Plan is to permit Principal Financial Group, Inc. (the “Company”), through awards of annual incentive compensation that satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code, to attract and retain executives and to motivate these executives to promote the profitability and growth of the Company.

SECTION 2

DEFINITIONS

      “Award” shall mean the amount granted to a Participant by the Committee for a Performance Period.

      “Board” shall mean the Board of Directors of the Company, or the successor thereto.

      “Code” shall mean the Internal Revenue Code of 1986, as amended.

      “Committee” shall mean the Human Resources Committee of the Board or any subcommittee thereof which meets the requirements of Section 162(m)(4)(C) of the Code.

      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

      “Executive” shall mean any “covered employee” (as defined in Section 162(m) of the Code) and, in the discretion of the Committee, any other executive officer of the Company or its Subsidiaries.

      “Operating Income” shall mean, for each Performance Period, the income from continuing operations of the Company before income taxes, minus net realized /unrealized capital gains /(losses), in each case as reported in the Company’s audited consolidated financial statements for the Performance Period, prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

      “Participant” shall mean, for each Performance Period, each Executive who has been selected by the Committee to participate in the Plan.

      “Performance Period” shall mean the Company’s fiscal year or any other period designated by the Committee with respect to which an Award may be granted. Performance Periods may not overlap.

      “Plan” shall mean this Principal Financial Group, Inc. Annual Incentive Plan, as amended from time to time.

      “Stock Plans” shall mean the Principal Financial Group, Inc. Stock Incentive Plan and any future equity compensation plans approved by the shareholders of the Company.

SECTION 3

ADMINISTRATION

      The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to select Participants, to determine the maximum Awards and the amounts of any Awards and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders and Participants, Executives, former Executives and their respective successors and assigns. No member of the Committee shall be eligible to participate in the Plan.

SECTION 4

DETERMINATION OF AWARDS

      (a) Prior to the beginning of each Performance Period, or at such later time as may be permitted by applicable provisions of the Code, the Committee shall establish: (1) the Executives or class of Executives who will be Participants in the Plan; and (2) for each Participant a maximum Award, expressed as a percentage of the incentive pool for the Performance Period provided for in paragraph (b) of this section. The total of all such maximum percentages shall not exceed 100%, and the maximum percentage for any single Participant shall not exceed 40%.

      (b) The incentive pool for the Performance Period shall be equal to 2% of Operating Income. The Committee shall affirm the formula for determining the size of the incentive pool prior to the beginning of each Performance Period, or at such later time as may be permitted by applicable provisions of the Code.

      (c) Following the end of each Performance Period, and before any payments are made under the Plan, the Committee shall certify in writing (i) that the Company has positive Operating Income for such Performance Period and (ii) the size of the incentive pool provided for in paragraph (b) of this section.

      (d) Following the end of each Performance Period, the Committee may determine to grant to any Participant an Award, which may not exceed the maximum amount specified in paragraph (a) of this section for such Participant. The Committee may reduce or eliminate the Award granted to any Participant based on factors determined by the Committee, including but not limited to, performance against budgeted financial goals and the Participant’s personal performance.

SECTION 5

PAYMENT OF AWARDS

      Each Participant shall be eligible to receive, as soon as practicable after the amount of such Participant’s Award for a Performance Period has been determined, payment of the Award in cash, stock, restricted stock, options, other stock-based or stock-denominated units or any combination thereof determined by the Committee. Equity or equity-based awards shall be granted under the terms and conditions of one or more of the Company’s Stock Plans. Payment of the award may be deferred in accordance with a written election by the Participant pursuant to procedures established by the Committee.

SECTION 6

AMENDMENTS

      The Committee may amend the Plan at any time and from time to time, provided that no such amendment that would require the consent of the stockholders of the Company pursuant to Section 162(m) of the Code, NYSE listing rules or the Exchange Act, or any other applicable law, rule or regulation, shall be effective without such consent. No amendment which adversely affects a Participant’s rights to, or interest in, an Award granted prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto in writing.

SECTION 7

TERMINATION

      The Committee may terminate this Plan at any time but in no event shall the termination of the Plan adversely affect the rights of any Participant to a previously granted Award without such Participant’s written consent.

SECTION 8

OTHER PROVISIONS

      (a) No Executive or other person shall have any claim or right to be granted an Award under this Plan until such Award is actually granted. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Executive any right to be retained in the employ of the Company. Nothing contained in this Plan shall limit the ability of the Company to make payments or awards to Executives under any other plan, agreement or arrangement.

      (b) The rights and benefits of a Participant hereunder are personal to the Participant and, except for payments made following a Participant’s death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

      (c) Awards under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

      (d) The Company shall have the right to deduct from Awards any taxes or other amounts required to be withheld by law.

      (e) All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Iowa without regard to principles of conflict of laws.

      (f) No member of the Committee or the Board, and no officer, employee or agent of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of the Plan.

SECTION 9

EFFECTIVE DATE

      The Plan shall be effective as of January 1, 2005, subject to approval by the stockholders of the Company in accordance with Section 162(m) of the Code.

EE 9039-2

PROXY CARD	Mark here if	☐
you entered
comments on
the back of
this card

PLEASE SEE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS. PLEASE SEE REVERSE SIDE FOR MORE INFORMATION.

DIRECTORS’ PROPOSALS: DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3.

1.	Election of Director Nominees:	For	Withhold
	01 David J. Drury	All	For All			For	Against	Abstain
	02 C. Daniel Gelatt	☐	☐	2.	Ratification of Auditors	☐	☐	☐
	03 Sandra L. Helton			3.	Approval of Annual Incentive Plan	☐	☐	☐
	04 Federico F. Pena

To withhold authority for any nominee(s), write the number preceding the nominee name on the line below.

I plan to attend the Annual Meeting. ☐

SEE REVERSE SIDE OF THIS CARD FOR MORE INFORMATION.

SIGNATURE(s)	DATE

NOTE: PLEASE SIGN AS NAME APPEARS ABOVE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

DETACH HERE FROM PROXY VOTING CARD.

VOTING INSTRUCTIONS

VOTE ON THE INTERNET		VOTE BY PHONE		VOTE BY MAIL
Access the Internet address:	OR	Call toll-free 800-435-6710 on a	OR	Mark, sign and date your
http://www.eproxy.com/pfg to cast		touch-tone phone. Please have this		Proxy Card and return promptly
your vote. Please have this entire		entire card in hand.		in the enclosed postage-paid
card in hand.				envelope.

Vote 24 hours a day, 7 days a week on the Internet or by phone.
Votes by Internet or phone must be completed by 11:59 p.m. Eastern Daylight Time, May 17, 2004.
IF YOU VOTE BY INTERNET OR BY PHONE, YOU DO NOT NEED TO MAIL IN YOUR PROXY CARD.

View the Annual Report, Financial Report and Proxy Statement on the Internet at www.principal.com/proxy

SEE REVERSE SIDE FOR INFORMATION ABOUT HOW TO RECEIVE NEXT YEAR’S PROXY MATERIALS ELECTRONICALLY.

é FOLD AND DETACH HERE é

[LOGO] PRINCIPAL

	ANNUAL MEETING ADMISSION TICKET	2004 ANNUAL MEETING OF
PRINCIPAL FINANCIAL GROUP, INC.
SHAREHOLDERS

FINANCIAL GROUP		TUESDAY, MAY 18, 2004, 9:00 A.M. LOCAL TIME AUDITORIUM
711 HIGH STREET, DES MOINES, IOWA

Upon arrival, please present this admission
ticket and photo identification at the
registration desk.

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRINCIPAL FINANCIAL GROUP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AT 9:00 A.M. LOCAL TIME, MAY 18, 2004 IN THE AUDITORIUM AT THE CORPORATE HEADQUARTERS.

The undersigned shareholder(s) hereby appoint(s) Michael H. Gersie, Joyce N. Hoffman and Karen E. Shaff, and each of them, proxies with full power of substitution, to vote all shares of Principal Financial Group, Inc. common stock held in the name of the shareholder at the annual meeting of shareholders and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the front of this card. If no directions are given, the proxies will vote for the election of all listed nominees and in accordance with the Directors’ recommendations on the matters listed on the front of this card, and at their discretion, on any other matter that may properly come before the meeting.

YOUR VOTE IS IMPORTANT. Please vote. You may vote by Internet, phone or mail. Instructions for voting are on the front of this card. Proxy Cards may be mailed to Mellon Investor Services, PO Box 3517, S. Hackensack, NJ 07606-3865.

ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE FRONT OF THIS CARD.)

DETACH HERE FROM PROXY VOTING CARD.

RECEIVE PROXY MATERIALS ELECTRONICALLY

TO SHAREHOLDERS NOT RECEIVING PROXY MATERIALS IN THIS MAILING:

You gave prior consent to access proxy materials electronically. You may view or print the 2004 proxy materials at www.principal.com/proxy. Please note that because Mellon has updated its electronic delivery of proxy and other materials, YOUR PRIOR ELECTRONIC DELIVERY CONSENT IS NO LONGER VALID AS OF THIS MAILING. Please access your stock account at www.melloninvestor.com/isd to give consent for future e-mail delivery.

ENROLL FOR ELECTRONIC ACCESS TO PROXY MATERIALS:

Electronic delivery saves the Company a significant portion of the costs associated with printing and mailing annual meeting materials, and the Company encourages shareholders to take advantage of 24/7 access, quick delivery, and reduced mail volume they will gain from enrollment. Access your stock account at www.melloninvestor.com/isd. SAY YES TO E-MAIL DELIVERY OF PROXY AND OTHER MATERIALS.

MAINTAIN YOUR STOCK ACCOUNT ON THE INTERNET

Go to www.melloninvestor.com/isd. After a simple and secure process of establishing a personal identification number (PIN), you will be able to log into your account. You can access your account and maintain your account information 24 hours a day, 7 days a week. This service is provided by Mellon, transfer agent for Principal Financial Group, Inc.

For more information about our products and services call us at 800-986-EDGE (3343), or visit us at www.principal.com, your source of information and up-to-the-minute information for shareholders and the investment community.

WE UNDERSTAND WHAT YOU’RE WORKING FORSM

[LOGO] PRINCIPAL

FINANCIAL GROUP

VOTING INSTRUCTION CARD	Mark here if	☐
you entered
comments on
the back of
this card

DIRECTORS’ PROPOSALS: DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3.

1.	Election of Director Nominees:	For	Withhold
	01 David J. Drury	All	For All			For	Against	Abstain
	02 C. Daniel Gelatt	☐	☐	2.	Ratification of Auditors	☐	☐	☐
	03 Sandra L. Helton			3.	Approval of Annual Incentive Plan	☐	☐	☐
	04 Federico F. Pena

To withhold authority for any nominee(s), write the number preceding the nominee name on the line below.

SEE REVERSE SIDE OF THIS CARD FOR MORE INFORMATION.

SIGNATURE(s)	DATE

NOTE: PLEASE SIGN AS NAME APPEARS ABOVE. WHEN SIGNING AS ADMINISTRATOR OR TRUSTEE, PLEASE GIVE FULL TITLE AS SUCH.

FOLD AND DETACH HERE.

VOTING INSTRUCTIONS

VOTE ON THE INTERNET		VOTE BY PHONE		VOTE BY MAIL
Access the Internet address:	OR	Call toll-free 800-435-6710 on a	OR	Mark, sign and date your Voting
http://www.eproxy.com/pfg to cast		touch-tone phone. Please have this		Instruction Card and return promptly
your vote. Please have this entire		entire card in hand.		in the enclosed postage-paid
card in hand.				envelope.

Vote 24 hours a day, 7 days a week on the Internet or by phone.

Votes must be received no later than 11:59 p.m. Eastern Daylight Time, May 14, 2004, in order for the Portfolio Manager to vote your shares as you instructed.

IF YOU VOTE BY INTERNET OR BY PHONE, YOU DO NOT NEED TO MAIL IN YOUR PROXY CARD.

View the Annual Report, Financial Report and Proxy Statement on the Internet at www.principal.com/proxy

EE 9055-2

[LOGO] PRINCIPAL

FINANCIAL GROUP	VOTING INSTRUCTION CARD

The signer of this Voting Instruction Card hereby authorizes Northern Trust Investments, Inc., Portfolio Manager of the Principal Financial Group, Inc. Stock Separate Account, to vote, as agent for the Principal Life Insurance Company, in person or by proxy, all shares attributable to units credited to my plan account as of March 19, 2004, the record date, at the 2004 annual meeting of shareholders to be held May 18, 2004, or at any adjournments or postponements thereof.

You must indicate how your interests are to be voted by the Portfolio Manager by checking the boxes on the reverse side of this form. IF YOU SIGN THE VOTING INSTRUCTION CARD BUT GIVE NO DIRECTIONS, NORTHERN TRUST WILL VOTE YOUR INTERESTS IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS ON THE MATTERS LISTED ON THE FRONT OF THIS CARD. IF YOU DO NOT COMPLETE THE VOTING INSTRUCTION, NORTHERN TRUST WILL VOTE YOUR INTERESTS IN THE SAME PROPORTION AS THE SHARES HELD IN THE SEPARATE ACCOUNT AS TO WHICH NORTHERN TRUST HAS RECEIVED VOTING INSTRUCTIONS.

YOUR VOTE IS IMPORTANT. Please vote. You may vote by Internet, phone or mail. Instructions for voting are on the front of this card. Voting Instruction Cards may be mailed to Mellon Investor Services, PO Box 3517, S. Hackensack, NJ 07606-3865.

COMMENTS (MARK THE CORRESPONDING BOX ON THE FRONT OF THIS CARD.)

Voting Instruction Card	Mark here if	☐
you entered
comments on
the back of
this card

DIRECTORS’ PROPOSALS: DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3.

1.	Election of Director Nominees:	For	Withhold
	01 David J. Drury	All	For All			For	Against	Abstain
	02 C. Daniel Gelatt	☐	☐	2.	Ratification of Auditors	☐	☐	☐
	03 Sandra L. Helton			3.	Approval of Annual Incentive Plan	☐	☐	☐
	04 Federico F. Pena

To withhold authority for any nominee(s), write the number preceding the nominee name on the line below.

SEE REVERSE SIDE OF THIS CARD FOR MORE INFORMATION.

Signature(s)	Date

NOTE: PLEASE SIGN AS NAME APPEARS ABOVE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

FOLD AND DETACH HERE

VOTING INSTRUCTIONS

VOTE ON THE INTERNET		VOTE BY PHONE		VOTE BY MAIL
Access the Internet address:	OR	Call toll-free 800-435-6710 on a	OR	Mark, sign and date your Voting
http://www.eproxy.com/pfg to cast		touch-tone phone. Please have this		Instruction Card and return promptly
your vote. Please have this entire		entire card in hand.		in the enclosed postage-paid
card in hand.				envelope.

Vote 24 hours a day, 7 days a week on the Internet or by phone.

Votes must be received no later than 11:59 p.m. Eastern Daylight Time, May 14, 2004, in order for the Trustee to vote your shares as you instructed.

IF YOU VOTE BY INTERNET OR BY PHONE, YOU DO NOT NEED TO MAIL IN YOUR VOTING INSTRUCTION CARD.

View the Annual Report, Financial Report and Proxy Statement on the Internet at www.principal.com/proxy

EE 9048-2

[LOGO] PRINCIPAL

FINANCIAL GROUP	VOTING INSTRUCTION CARD

The signer of this Voting Instruction Card hereby authorizes Bankers Trust Company, NA of Des Moines, Iowa, the Trustee for The Principal Select Savings Plan for Employees and The Principal Select Savings Plan for Individual Field, as holder of plan assets invested in Principal Financial Group, Inc. common stock, to vote in person or by proxy, all shares credited to my plan account as of March 19, 2004, the record date, at the 2004 annual meeting of shareholders to be held May 18, 2004, or at any adjournments or postponements thereof.

You must indicate how the underlying Principal Financial Group, Inc. shares allocated to your plan account are to be voted by the Trustee by checking the boxes on the front of this card. IF YOU SIGN THE VOTING INSTRUCTION CARD BUT GIVE NO DIRECTIONS, THE TRUSTEE WILL VOTE YOUR SHARES FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS ON THE MATTERS LISTED ON THE FRONT OF THIS CARD. IF YOU DO NOT COMPLETE THE VOTING INSTRUCTION, THE TRUSTEE WILL VOTE YOUR SHARES AS THE TRUSTEE DETERMINES IN ITS DISCRETION.

YOUR VOTE IS IMPORTANT. Please vote. You may vote by Internet, phone or mail. Instructions for voting are on the front of this card. Voting Instruction Cards may be mailed to Mellon Investor Services, PO Box 3517, S. Hackensack, NJ 07606-3865.

COMMENTS (MARK THE CORRESPONDING BOX ON THE FRONT OF THIS CARD.)